EXHIBIT 99.(a)1.1

PROSPECTUS

FOSTER WHEELER LTD.

Offering of up to 9,893,037 Common Shares

Issuable upon the exercise of Class A Warrants and Class B Warrants

     This prospectus relates to up to 9,893,037 common shares to be offered by us upon the exercise of up to 4,114,517 of our Class A warrants and 35,180,454 of our Class B warrants, collectively, the warrants, upon the terms and subject to the conditions described in this prospectus.

     Until 5:00 p.m., New York City time, on January 27, 2006, unless extended, the expiration date, we are offering to increase the number of common shares to be delivered upon the exercise of our outstanding warrants. Each warrant currently entitles its owner to purchase, in the case of the Class A warrants, 1.6841 common shares and, in the case of the Class B warrants, 0.0723 common shares, at a price of $9.378 per common share issuable thereunder. However, beginning on the date hereof and without increasing the exercise price of the warrants, upon the exercise of any warrant prior to 5:00 p.m., New York City time, on the expiration date, we will issue:

  0.0865 common shares per each Class A warrant exercised, in addition to the 1.6841 common shares issuable pursuant to the terms of the Class A warrants, which we refer to in this prospectus as the Class A offer; and

  0.0018 common shares per each Class B warrant exercised, in addition to the 0.0723 common shares issuable pursuant to the terms of the Class B warrants, which we refer to in this prospectus as the Class B offer and, together with the Class A offer, collectively the offers.

     Pursuant to the offers, the exercise price per warrant will not be increased in the offers. Consequently, as adjusted for the offers the effective exercise price will be reduced in the case of the Class A warrants, to $8.92 per common share issuable thereunder and, in the case of the Class B warrants, to $9.15 per common share issuable thereunder.

     The offers will commence on the date of this prospectus and will terminate on the expiration date. After the expiration date, the number of shares to be delivered upon exercise of a warrant will be determined in accordance with the terms of the warrants.

     You should carefully consider the risk factors beginning on page 7 of this prospectus before you decide whether to exercise your warrants.

     We will accept for exercise all warrants validly exercised and not withdrawn, upon the terms and subject to the conditions of the offers. Our obligation to complete each offer is subject to a number of conditions. Subject to obtaining the consent of those warrant holders party to the lock-up agreement described in this prospectus, we may waive any condition to the completion of either offer. The offers are also not conditioned upon one another. Either may be amended, extended or completed independently of the other.

     Our common shares, Class A warrants and Class B warrants are quoted on The Nasdaq Stock Market, Inc.’s National Market under the symbols “FWLT,” “FWLTW” and “FWLTZ”, respectively. On December 27, 2005, the closing prices per common share, Class A warrant and Class B warrant were $37.10, $47.74 and $2.00, respectively.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The delivery date for the common shares issuable upon the exercise of the warrants in this offer will be a date promptly following the expiration date. We expect the settlement date in each offer to be the fifth business day following the expiration date.

     We will not pay any commission or other remuneration to any broker, dealer, sales person, or other person for soliciting exercises of warrants.

     You should direct questions about the offers or requests for additional copies of this prospectus to the information agent at the address and telephone number set forth on the back cover of this prospectus.

The date of this prospectus is December 28, 2005

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No person has been authorized to give any information or make any representations in connection with the offers, other than the information and those representations contained or incorporated by reference in this prospectus or in the accompanying letter of transmittal. You should not assume that the information provided by this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date of this prospectus or the incorporated documents, regardless of the date you receive them.

     The offers are not being made to, nor will we accept exercises of warrants from, holders in any jurisdiction in which the offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Neither us nor any of our directors, officers or employees makes any recommendation to any holder of a warrant as to whether to exercise all or any warrants. Each holder of a warrant must make his or her own decision as to whether to exercise warrants and, if so, how many warrants to exercise.

i

SUMMARY

     This summary represents a summary of all material terms of the offers and highlights selected information described in greater detail elsewhere in this prospectus. You should carefully read this entire prospectus, including the risk factors beginning on page 7, the related letter of transmittal and the documents incorporated by reference in this prospectus to fully understand the offers and our business, results of operations and financial condition. Except as the context otherwise requires, the terms "we," "us," "our," and "Foster Wheeler," as used in this prospectus, refer to Foster Wheeler Ltd. and its direct and indirect subsidiaries on a consolidated basis.

Foster Wheeler Ltd.

     We are a Bermuda company and were incorporated on December 20, 2000. We do not have any assets or conduct any business except through our ownership of our subsidiaries. The executive offices of Foster Wheeler Ltd. are c/o Foster Wheeler Inc., Perryville Corporate Park, Clinton, New Jersey 08809-4000, Attention: Office of the Secretary, and its telephone number is (908) 730-4000.

Our Business

     We operate through two business groups, which also constitute separate reportable segments: our Global Engineering and Construction Group, which we refer to as our E&C Group, and our Global Power Group. Our E&C Group designs, engineers, and constructs upstream oil and gas processing facilities, oil refining, chemical and petrochemical, pharmaceutical, natural gas liquefaction facilities and receiving terminals, and related infrastructure, including power generation and distribution facilities. Our E&C Group provides engineering, project management and construction management services, and purchases equipment, materials and services from third-party suppliers and subcontractors. Our E&C Group owns one of the industry leading technologies in delayed coking, solvent de-asphalting, and hydrogen production processes used in oil refineries and has access to numerous technologies owned by others. Our E&C Group also provides international environmental remediation services, together with related technical, engineering, design and regulatory services. Our E&C Group generates revenues from engineering and construction activities pursuant to long-term contracts spanning up to four years in duration, from operating activities pursuant to the long-term sale of project outputs, such as electricity, and from returns on its equity investments in various production facilities.

     Our Global Power Group designs, manufactures, and erects steam generating and auxiliary equipment for electric power generating stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Our circulating fluidized-bed boiler technology is recognized as one of the leading solid fired fuel technologies in the world. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment, selective non-catalytic recovery units, selective catalytic recovery units and low-NOx burners. We provide a broad range of site services relating to these products, including full plant construction, maintenance engineering, plant upgrading and life extension, and plant repowering. Our Global Power Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, our Global Power Group builds, owns and operates cogeneration, independent power production and waste-to-energy facilities, as well as facilities for the process and petrochemical industries. Our Global Power Group generates revenues from long-term engineering activities, supply of equipment and construction contracts, and from operating activities pursuant to the long-term sale of project outputs, such as electricity and steam, operating and maintenance agreements, and from returns on its equity investments in various production facilities.

Issuance of the Warrants

     The Class A warrants were issued on September 24, 2004, in an equity-for-debt exchange offer. In that exchange offer, we exchanged: (1) Foster Wheeler’s common shares, Series B convertible preferred shares, or the preferred shares, and warrants to purchase common shares for $134.9 million 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (liquidation amount $25 per trust security), or the trust securities, including accrued dividends; (2) Foster Wheeler’s common shares and preferred shares for $206.9 million 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd., or the convertible notes; (3) Foster Wheeler’s common shares and preferred shares for $93.7 million outstanding Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois to SunTrust Bank, Central Florida, National Association, as Trustee), or the Robbins bonds; and (4) Foster Wheeler’s common shares and preferred shares and $141.4 million of 10.359% senior secured notes due 2011, Series A of Foster Wheeler LLC for $188.6 million 6.75% Senior Notes due 2005 of Foster Wheeler LLC, or the 2005 notes. During our subsequent offering period we exchanged a further $72,500 of trust securities; $25,355 of Robbins bonds; and $45,000 of 2005 notes. Foster Wheeler has agreed to file the registration statement of which this prospectus is a part to cover the issuance of the common shares upon exercise of the warrants.

     The Class B warrants were distributed to existing common shareholders of Foster Wheeler Ltd. in connection with the equity-for-debt exchange offer.

The Offers

The Company	Foster Wheeler Ltd.

Aggregate Common Shares
Issuable Under the Terms
of the Class A Warrants	up to 6,929,759

Aggregate Additional Common Shares
Issuable Upon Exercise of the
Class A Warrants	up to 355,906

Aggregate Common Shares
Issuable Under the Terms
of the Class B Warrants	up to 2,544,047

Aggregate Additional Common Shares
Issuable Upon Exercise of the
Class B Warrants	up to 63,325

Terms of Warrants	The Class A warrants are currently exercisable and, subject
to extension as described in this prospectus, must be
exercised on or before September 24, 2009. The Class B
warrants are also currently exercisable and, subject to
extension as described in this prospectus, must be exercised on or before September 24, 2007.

The Offers	Each warrant currently entitles its owner to purchase, in the case of the Class A warrants, 1.6841 common shares and, in
the case of the Class B warrants, 0.0723 common shares, at a price of $9.378 per common share issuable thereunder.
However, beginning on the date hereof and without
increasing the exercise price of the warrants, upon the
exercise of any warrant prior to 5:00 p.m., New York City
time, on January 27, 2006, unless extended, we will issue:

• 0.0865 common shares per each Class A warrant
exercised, in addition to the 1.6841 common shares
issuable pursuant to the terms of the Class A warrants,
which we refer to in this prospectus as the Class A offer;
and

• 0.0018 common shares per each Class B warrant
exercised, in addition to the 0.0723 common shares
issuable pursuant to the terms of the Class B warrants,
which we refer to in this prospectus as the Class B offer
and, together with the Class A offer, collectively referred
to as the offers.

Pursuant to the offers, the exercise price per warrant will not be increased in the offers. Consequently, as adjusted for the offers the effective exercise price will be reduced in the case of the Class A warrants, to $8.92 per common share issuable
thereunder and, in the case of the Class B warrants, to $9.15 per common share issuable thereunder.

The Class A offer and the Class B offer are separate offers.
We reserve the right to, among other things, separately:

• amend the terms of either offer;

• extend either offer, and to do so for different periods of time;

• terminate or complete either offer; and

• waive any or all of the conditions to either offer, subject to the terms of the lock-up agreement described in this
prospectus.

Offers Expiration Dates	Each offer is currently scheduled to expire on January 27,
2006, at 5:00 p.m., New York City time, unless such offer is extended by us. We reserve the right to extend only one, both or none of the offers in our discretion.

How to Exercise Warrants	See “Description of the Offers – Procedures for Exercising
Your Warrants.”

Payment Upon Exercise	Payment of the exercise price must be made in United States
funds (by certified check, cash or bank draft) payable to the order of Foster Wheeler Ltd. and must accompany a properly
completed and duly executed letter of transmittal, including the election to purchase contained therein (or a facsimile thereof), together with any signature guarantees and any other document required by the instructions to the letter of transmittal, or a properly transmitted agent’s message (as defined herein). No interest will accrue or be payable upon amounts deposited
representing the exercise price of the warrants.

Withdrawal Rights	The exercise of warrants in the offers may be withdrawn at
any time prior to the expiration date of the applicable offer.
See “Description of the Offers – Withdrawal Rights”.

Settlement Date	The delivery date for common shares issuable upon the
exercise of warrants in the offers will be a date promptly
following the expiration date of such offer. We expect the
settlement date in each offer to be the fifth business day
following the expiration date of such offer.

Purpose of Offers	The purpose of the offers is to assist us in raising capital for the purpose described under “Use of Proceeds” by providing
the holders of our warrants with an incentive to exercise their warrants prior to the expiration date.

Use of Proceeds	We expect, but are not obligated, to use the proceeds resulting from the exercise of warrants to reduce our outstanding
indebtedness in transactions that we believe will be accretive to our shareholders. As of the commencement of the offers,
however, we have no specific transactions identified as to what debt we expect to repay, if any, with the proceeds from the
offers, or when such proceeds will be applied.

Conditions of the Offers	Notwithstanding any other provisions of the offers, our
obligation to accept warrants validly exercised, and to issue additional common shares pursuant to the offers, are
conditioned upon the satisfaction or, where possible, waiver of certain general conditions relating to us and our ability to consummate the offers specified under “Description of the
Offers – Conditions to the Offers.”

Subject to obtaining the consent of the warrant holders party to the lock-up agreement described below, we may waive
any or all of the conditions to the completion of either offer.
The offers are not, however, conditioned on any minimum
number of warrants being exercised. The offers are also not
conditioned upon one another. Either may be amended,
extended or completed independently of the other.

Upon the termination of an offer for any reason, any
warrants previously exercised in such offer will be promptly returned along with the applicable exercise price. No interest will accrue or be payable upon amounts deposited
representing the exercise price of the warrants.

U.S. Federal Income Tax Considerations	See “U.S. Federal Income Tax Considerations” for a
summary of certain United States federal income tax
considerations with respect to the offers, the exercise of the warrants and the ownership of our common shares.

No Brokerage Commissions	No brokerage commissions will be payable by us, warrant
holders, the information agent or the warrant agent.

Information Agent	Morrow & Co., Inc.

Warrant Agent	Mellon Investor Services LLC

Registrar and Transfer Agent	Mellon Investor Services LLC

Lockup Agreement	We and the holders of approximately 61.5% of the
outstanding Class A warrants have entered into a lock-up
agreement dated December 22, 2005. Each warrant holder
that signed the lock-up agreement has agreed:

• as long as the lock-up agreement is in effect, not to (i)
directly or indirectly, sell, transfer, assign, pledge,
hypothecate, tender, encumber or otherwise dispose of
(other than to a person who is an affiliate of the holder, and such person agrees in writing to be bound by the terms of
the lock-up agreement) or limit its right to vote in any
manner any of the warrants held by it, or agree to do any of the foregoing, or (ii) take any action which would have the
effect of preventing or disabling such warrant holder from
performing its obligations under the lock-up agreement; and

• to deliver the documentation required to exercise its
warrants in accordance with the terms of the offers and to
tender the applicable exercise price within ten business
days following the commencement of the offers, and so
long as the offers substantially conform to the terms set
forth in this prospectus and the related letter of transmittal
(as they may be amended with the consent of the other
parties to the lock-up agreement as provided therein) not to withdraw or revoke any exercise of its warrants unless the
applicable offer is terminated in accordance with its terms.

See “Description of the Offers – Background and Purpose of
the Offers – Lock-up Agreement.”

Market Price of the Common Shares
and Warrants	Our common shares, Class A warrants and Class B warrants
are quoted on The Nasdaq Stock Market, Inc.’s National
Market under the symbols “FWLT,” “FWLTW” and
“FWLTZ”, respectively. On December 27, 2005, the closing
prices per common share, Class A warrant and Class B
warrant were $37.10, $47.74 and $2.00, respectively.

Reserved Shares	We have a sufficient number of authorized common shares
available to satisfy the exercise of the warrants in accordance with their terms. We also have sufficient authorized and
unissued common shares available to satisfy the exercise of
the warrants pursuant to the offers.

Further Information	You should direct questions about the offers or requests for additional copies of this prospectus to the information agent at the address and telephone number set forth on the back
cover of this prospectus.

RISK FACTORS

     Before deciding whether to participate in the offers, you should carefully read the following risk factors and the other information included and incorporated in this prospectus.

Risk Factors for Warrant Holders Participating in the Offers

If you exercise your warrants in the offers and the market value of our common shares subsequently declines significantly, you may lose all or part of your investment.

     For the life of the warrants, warrant holders are given the opportunity to profit from the rise in the market value of our common shares by either exercising the warrants and purchasing our common shares at a price that is lower than the prevailing market price or by selling the warrants in the secondary market. However, if you exercise your warrants, pursuant to the offers or otherwise, you will be required to tender the applicable exercise price. As such, if the market price of our common shares declines significantly, you may be unable to sell the common shares received upon the exercise of your warrants at or above the price you paid.

The U.S. federal income tax consequences of the offers are unclear and may result in taxable income to a holder of warrants.

     For U.S. federal income tax purposes, we intend to treat a holder’s participation in the offers as resulting in an exchange of the holder’s existing warrants for new warrants with terms that reflect the terms of the offers, and to treat the exchange as a tax-free “recapitalization.” However, alternative characterizations are possible that would result in taxable income being recognized currently by holders. Holders are urged to consult their tax advisors regarding the potential tax consequences of the offers to them in their particular situations, including the consequences of possible alternative characterizations.

Risk Factors for Warrant Holders not Participating in the Offers

If you do not exercise your warrants prior to 5:00 p.m., New York City time, on the expiration date, you will receive fewer common shares upon the exercise of your warrants.

     Currently, each warrant entitles its owner to purchase, in the case of the Class A warrants, 1.6841 common shares and, in the case of Class B warrants, 0.0723 common shares, at a price of $9.378 per common share issuable thereunder. However, for each warrant exercised prior to 5:00 p.m., New York City time on the expiration date, without increasing the exercise price per warrant, we will issue 0.0865 additional common shares per each Class A warrant exercised, and 0.0018 additional common shares per each Class B warrant exercised. These shares are in addition to the 1.6841 common shares and 0.0723 common shares issuable pursuant to the terms of the Class A warrants and Class B warrants, respectively. If you do not exercise your warrants prior to 5:00 p.m., New York City time, on the expiration date, you will not receive any of these additional shares upon the exercise of your warrants.

If you do not participate in the offers, the market for your warrants may be less liquid than before the offers and the market value of your warrants may be lower.

     The exercise of warrants in the offers will reduce the number of holders of warrants and the number of warrants that would otherwise be available for trading and, depending upon the number of warrants so exercised, could adversely affect the liquidity and market value of the warrants held by the public.

Risk Factors Relating to Shares and Warrants

We cannot predict the price at which our common shares will trade.

     As of December 22, 2005, we had preferred shares issued and outstanding that are convertible into approximately 330,107 common shares. We also had warrants to purchase up to 9,473,806 common shares outstanding as of December 22, 2005. In addition, we had outstanding options that are exercisable for up to approximately 3,314,590 common shares as of December 22, 2005. The issuance of common shares upon the conversion of preferred shares and exercise of the warrants and options could materially depress the price of our common shares if holders of a large number of common shares attempt to sell all or a substantial portion of their holdings. There are no agreements or other restrictions that prevent the sale of a large number of our preferred shares, common shares or warrants. We expect that all of our issued and outstanding common shares, including upon conversion of the preferred shares and exercise of the warrants, will, in general, be freely tradeable under U.S. securities laws.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

     Foster Wheeler Ltd. is a Bermuda exempted company. As a result, the rights of shareholders will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A substantial portion of our assets are located outside the United States. It may be difficult for investors to enforce in the United States judgments obtained in U.S. courts against us or our directors based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, under the securities laws of those jurisdictions or entertain actions in Bermuda under the securities laws of other jurisdictions.

Our bye-laws restrict shareholders from bringing legal action against our officers and directors.

     Our bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver limits the right of shareholders to assert claims against our officers and directors unless the act or failure to act involves fraud or dishonesty.

If you acquire 10% or more of the total combined voting power of our common shares, controlled foreign corporation rules may apply to you.

     Under U.S. federal income tax law, each “United States shareholder” of a foreign corporation that is a “controlled foreign corporation”, or CFC, for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. For these purposes, any U.S. person who owns, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, 10% or more of the total combined voting power of all classes of stock of a foreign corporation entitled to vote will be considered to be a “United States shareholder.” In general, we will be treated as a CFC only if such “United States shareholders” collectively own more than 50% of the total combined voting power or total value of our stock. U.S. persons who might, directly, or indirectly through a foreign entity or through applicable constructive ownership rules, acquire or be deemed to acquire 10% or more of the voting power of our common shares should consider the possible application to them of the CFC rules.

Our U.S. federal income tax liability may be significantly higher by reason of the recent exchange offers.

     As a result of the recent trust preferred security exchange offer, completed on August 10, 2005, and equity-for-debt exchange offers, completed on September 24, 2004 and November 10, 2005, we have had and will experience certain U.S. federal income tax consequences. For example, the exchange offer completed on September 24, 2004 caused an “ownership change” within the meaning of Section 382 of the Internal Revenue Code (generally, a change of more than 50 percentage points in the ownership of our shares, by value, over the three-year period ending on the date such shares are issued), so that, as a result, our ability to use losses from taxable years or periods ending on or before the date of the ownership change to offset U.S. federal taxable income in any post-change year is subject to substantial limitations, and our ability to utilize pre-change tax credits in post-change years is similarly limited. Subsequent changes in the ownership of our common shares, including as a result of additional issuances of our common shares, could cause another “ownership change” and result in additional limitations on our ability to utilize losses and credits from pre-change years. We expect that our U.S. federal income tax liability will be higher, and may be significantly higher, than it would have been if the exchange offers were not consummated.

Risk Factors Relating to Our Business

Foster Wheeler Ltd. financial statements are prepared on a going concern basis, but we may not be able to continue as a going concern.

     Our consolidated financial statements., incorporated by reference into this prospectus for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005, are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We may not, however, be able to continue as a going concern. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, our ability to operate profitably, to generate cash flows from operations, to collect receivables adequate to fund our obligations, including those resulting from asbestos-related liabilities, as well as our ability to maintain credit facilities and bonding capacity adequate to conduct our business. We incurred significant losses in each of the years in the three-year period ended December 31, 2004 and have a shareholders’ deficit of approximately $375.0 million as of September 30, 2005. Although we entered into a new credit facility in March 2005, we may not be able to comply with the terms of the new senior credit agreement and other debt agreements during 2005 or thereafter. These matters raise substantial doubt about our ability to continue as a going concern.

Our domestic operating entities do not generate sufficient cash flow to cover the costs related to our indebtedness, obligations to fund U.S. pension plans, asbestos-related liabilities and corporate overhead expenses. Consequently, we require cash repatriations from our non-U.S. subsidiaries in the normal course of our operations to meet our domestic cash needs and our ability to repatriate funds from our non-U.S. subsidiaries is limited by a number of factors. Accordingly, we are limited in our ability to use these funds for working capital purposes, to repay debt or to satisfy other obligations, which could limit our ability to continue as a going concern.

     As of September 30, 2005, after giving effect to the 2011 senior notes exchange offer completed on November 10, 2005, we had aggregate indebtedness of approximately $335.9 million, substantially all of which must be serviced from distributions from our operating subsidiaries and/or from the proceeds of financings. In addition, as of September 30, 2005, we had approximately $474.6 million of undrawn letters of credit, bank guarantees and surety bonds issued and outstanding, approximately $19.2 million of which were cash collateralized. As of September 30, 2005, we had cash, cash equivalents, short-term investments and restricted cash of approximately $342.1 million, of which approximately $302.1 million was held by our non-U.S. subsidiaries. Our current 2005 forecast assumes total cash repatriation from our non-U.S. subsidiaries of approximately $119.4 million from royalties, management fees, intercompany loans, debt service on intercompany loans and/or dividends. There can be no assurance that the forecasted foreign cash repatriation will occur as our non-U.S. subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts exceed, and are not directly comparable to, the foreign component of restricted cash. In addition, certain of our non-U.S. subsidiaries are parties to loan, bank guarantee, and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. The repatriation of funds may also subject those funds to taxation. As a result of these factors, we may not be able to repatriate and utilize funds held by our non-U.S. subsidiaries in the amount forecasted above.

If we have another material weakness in our internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

     In connection with the preparation of our 2004 year-end financial statements, we detected a reporting deficiency in the measurement and tracking processes during the fourth quarter of 2004 at of one of our Global

Power Group’s lump-sum turnkey projects in Europe. The project was nearing completion during the fourth quarter and the worse than expected project performance compressed the time available to meet the scheduled completion dates. In an attempt to meet the completion dates, our construction site personnel entered into additional commitments beyond the planned commitments for the project, and did not adequately communicate these updated commitments on a timely basis back to our home office personnel, who were responsible for tracking actual and estimated costs of the project and the details of updated commitments being made in the field. Moreover, one of the two lead managers of the project responsible for monitoring the commitments made at the project site and relaying this information back to the home office, became ill and was absent during November and December of 2004. As a result, the project’s management did not have adequate control of outstanding commitments to third-party subcontractors and vendors during the fourth quarter of 2004, and therefore we could not adequately track the ongoing financial results of the project until after the quarter had ended.

     As stated under the section entitled Management’s Report on Internal Control over Financial Reporting included within our Annual Report on Form 10-K/A for the year ended December 31, 2004 and incorporated by reference in this prospectus, we concluded that the control deficiency in reporting at the project represented a ‘‘material weakness’’ in our internal control over financial reporting as of December 31, 2004. We believe that the failure to adequately control outstanding commitments to third-party subcontractors and vendors on this project was the result of a deficiency in the project’s measurement processes that arose when the volume of activity increased substantially in the fourth quarter of 2004 combined with the absence of a member of the project’s key oversight personnel. Additionally, we noted that there was no compensating control that detected this deficiency on a timely basis. Because of the overall magnitude of this project, this resulted in a deficiency in our internal control over financial reporting. These controls and procedures are designed to ensure that outstanding commitments are known, quantified and communicated to the appropriate project personnel responsible for estimating the project’s financial results.

     The control deficiency was detected in the first quarter of 2005. At that time, we immediately implemented a detailed review of all costs incurred to date plus the estimate of costs to complete. Additional project management personnel were assigned to the project from the E&C Group as these operating units have more experience working on lump-sum turnkey projects, and specialists in negotiating subcontractor settlements were added to the project team. We had previously announced that our Global Power Group’s European operating unit will no longer undertake lump-sum turnkey projects for full power plants without the involvement of one of our E&C operating companies or a qualified third party partner, and there is no evidence that any similar problems managing third party commitments exist on other projects.

     We assigned the highest priority to the assessment and remediation of this material weakness and worked together with the audit committee of the board of directors to resolve the issue. Since year end 2004, a new project director was appointed, additional technical personnel from our E&C U.K. business unit were assigned to the job site, the lead manager noted above returned to the project, systems tracking costs versus purchase order commitments were enhanced, procedures were implemented to improve the timeliness and accuracy of information flowing from the job site to the appropriate personnel in our Global Power Group’s European headquarters, the Chief Operating Officer of Global Power Group has assumed overall responsibility for the project, a new chief executive for the Global Power Group’s European operating unit has been appointed, Global Power’s Executive Vice President of Business Compliance began leading the effort to ensure the project’s cost control activities are adequate, and additional purchasing and cost control personnel were transferred to the Global Power’s Finland business unit responsible for the project.

     We believe that our consolidated financial statements contained in our 2004 Annual Report on Form 10-K/A and third quarter 2005 Quarterly Report on Form 10-Q contain our best estimate of the project’s final estimated costs and that the appropriate compensating controls had been implemented at the particular site to ensure commitment information is adequately controlled and communicated on a timely basis. However, if we have another material weakness in our internal control over financial reporting in the future, it could adversely impact our ability to report our financial results in a timely and accurate manner.

Our international operations involve risks that may limit or disrupt operations, limit repatriation of earnings, increase foreign taxation or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flow.

     We have substantial international operations that are conducted through foreign and domestic subsidiaries, as well as through agreements with foreign joint-venture partners. Our international operations accounted for approximately 80% of our fiscal year 2004 operating revenues and substantially all of our operating cash flow. We have international operations in Europe, the Middle East, Asia and South America. Our foreign operations are subject to risks that could materially adversely affect our business, financial condition, results of operations and cash flow, including:

  uncertain political, legal and economic environments;

  potential incompatibility with foreign joint venture partners;

  foreign currency controls and fluctuations;

  energy prices;

  terrorist attacks;

  the imposition of additional governmental controls and regulations;

  war and civil disturbances; and

  labor problems.

     Because of these risks, our international operations may be limited, or disrupted; we may be restricted in moving funds; we may lose contract rights; our foreign taxation may be increased; or we may be limited in repatriating earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture. These potential events and liabilities could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Our high levels of debt and significant interest payment obligations could limit the funds we have available for working capital, capital expenditures, dividend payments, acquisitions and other business purposes, which could adversely impact our business.

     As of September 30, 2005, after giving effect to the 2011 senior notes exchange offer completed on November 10, 2005, Foster Wheeler Ltd.’s total consolidated debt amounted to approximately $335.9 million. We may not have sufficient funds available to pay all of this debt upon maturity.

     Over the last five years, we have been required to allocate a significant portion of our cash flow to pay interest on debt. After paying interest on debt, we have fewer funds available for working capital, capital expenditures, acquisitions and other business purposes. This could limit our ability to respond to changing market conditions, limit our ability to expand through acquisitions, increase our vulnerability to adverse economic and industry conditions and place us at a competitive disadvantage compared to our competitors that have less indebtedness. Our 2005 estimated cash requirements for interest and principal debt service is approximately $81.1 million.

Our various debt agreements impose significant financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions, which could materially adversely affect our business, financial condition, results of operations and cash flow.

     Our senior credit agreement imposes significant financial restrictions on us. These restrictions limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets. Failure to comply with these covenants may allow lenders to elect to accelerate the repayment dates with respect to such debt. We would not be able to repay such indebtedness if accelerated and as a consequence may be unable to continue operating as a going concern. Our failure to repay such amounts under our senior credit agreement and our other debt obligations would have a material adverse effect on our business, financial condition, results of operations and cash flow and result in defaults under the terms of our other indebtedness.

One of our subsidiaries is a party to a contract to construct a nuclear storage facility for a U.S. government agency that would require us to fund or obtain third-party project financing in excess of $100 million and the posting of a performance bond in excess of $100 million if the contract is not restructured or terminated. The inability to restructure or terminate the contract would have a material adverse impact on our financial condition, results of operations and cash flow.

     One of our subsidiaries is a party to a contract to construct a spent nuclear storage facility for a U.S. government agency that will require us to fund or obtain third-party project financing for the full construction price of approximately $114 million, subject to escalation, and a performance bond for the full construction price, if the contract is not restructured or terminated. We have completed the first phase of this contract and are currently completing the second phase. We requested clarification of certain technical specifications and detailed guidance from the government agency regarding government agency-directed changes to the project scope. The government agency failed to provide such clarification and guidance but nevertheless directed Foster Wheeler to proceed with the third phase of the contract in late July 2005. The third phase includes both the procurement of long-lead time items and construction, and is expected to last approximately three years. The contract requires us to fund the construction cost of the project during the third phase, which cost is estimated to exceed $114 million and is subject to escalation. The contract also requires us to provide a performance bond for the full amount of the construction cost. We have engaged in discussions with the government agency, and expect to engage in further discussions, about restructuring and termination alternatives. If we cannot successfully restructure the contract, and cannot fund or obtain third-party financing or the required performance bond, it is unlikely that we will be able to perform our construction obligations under the contract. If we fail to perform our obligations under the contract, and as a result the government agency terminates the contract, and thereafter the government agency re-bids the contract under substantially the same terms and the resulting cost is greater than it would have been under the existing terms with Foster Wheeler, the government agency may seek to hold us liable for this difference. This could result in a claim against Foster Wheeler in amounts that could have a material adverse effect on our financial condition, results of operations and cash flow. Given the foregoing, we do not believe that a claim is probable. Further, we believe that we would have a variety of potential legal defenses should the government agency decide to make a claim, and we presently are unable to estimate the possible loss that could occur as a result of any such claim.

We face limitations on our ability to obtain new letters of credit, bank guarantees and performance bonds from banks and surety on the same terms as we have historically. If we were unable to obtain letters of credit, bank guarantees, or performance bonds on reasonable terms, our business, financial condition, results of operations and cash flow would be materially adversely affected.

     It is customary in the industries in which we operate to provide letters of credit, bank guarantees or performance bonds in favor of clients to secure obligations under contracts.

     We may not be able to continue obtaining new letters of credit, bank guarantees, and performance bonds in sufficient quantities to match our business requirements. If our financial condition further deteriorates, we may also be required to provide cash collateral or other security to maintain existing letters of credit, bank guarantees and performance bonds. If this occurs, our ability to perform under existing contracts may be adversely affected.

Our current and future lump-sum or fixed-price contracts and other shared risk contracts may result in significant losses if costs are greater than anticipated.

     Many of our contracts are lump-sum contracts and other shared-risk contracts that are inherently risky because we agree to the selling price of the project at the time we enter into the contracts. The selling price is based on estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project, as well as the post-completion warranty obligations. In 2004, 2003 and 2002, we recorded charges of approximately $42.2 million, $30.8 million and $216.7 million, respectively, relating to underestimated costs on lump-sum contracts.

     We assume the project’s technical risk, meaning that we must tailor products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system. We also assume the risks related to revenue, cost and gross profit realized on such contracts which can vary, sometimes substantially, from the original projections due to changes in a variety of other factors, including but not limited to:

  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

  changes in the costs of components, materials or labor;

  difficulties in obtaining required governmental permits or approvals;

  changes in local laws and regulations;

  changes in local labor conditions;

  project modifications creating unanticipated costs;

  delays caused by local weather conditions; and

  our suppliers’ or subcontractors’ failure to perform.

     These risks are exacerbated as most projects are long-term which result in increased risk that the circumstances upon which we based our original bid will change in a manner that increases our costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Long-term, fixed-price projects often make us subject to penalties if portions of the project are not completed in accordance with agreed-upon time limits. Therefore, significant losses can result from performing large, long-term projects on a lump-sum basis. These losses may be material and could negatively impact our business, financial condition, results of operations and cash flow.

     We also perform government contracts containing fixed labor rates that are subject to audit by governmental agencies. These audits can occur several years after completion of the project and could result in claims for reimbursement from us. These reimbursement amounts could be materially different than estimated which could have a negative impact on our results of operations and cash flow.

We plan to expand the operations of our E&C Group, which could negatively impact the Group’s performance and bonding capacity.

     We plan to expand the operations of our E&C Group, which may increase the size and number of lump-sum turnkey contracts, sometimes in countries where we have limited previous experience.

     We may bid for and enter into such contracts through partnerships or joint ventures with third parties that have greater bonding capacity than we do. This would increase our ability to bid for the contracts. Entering into these partnerships or joint ventures will expose us to credit and performance risks of those third-party partners, which could have a negative impact on our business and our results of operations if these parties fail to perform under the arrangements.

We have high working capital requirements in the near term and we may have difficulty obtaining financing which could have a negative impact on our business, financial condition, results of operations and cash flow.

     Our business requires a significant amount of working capital and our U.S. operations do not generate sufficient cash flow to cover the costs related to our indebtedness, obligations to fund U.S. pension plans, asbestos-related liabilities and corporate overhead expenses. In some cases, significant amounts of working capital are required to finance the purchase of materials and performance of engineering, construction and other work on projects before payment is received from customers. In some cases, we are contractually obligated to our customers to fund working capital on our projects. Moreover, we may need to incur additional indebtedness in the future to satisfy our working capital needs. As a result, we are subject to risks associated with debt financing, including insufficient cash flow to meet our required debt payments and the inability to meet our credit facility covenants.

     Our working capital requirements may increase if we are required to give our customers more favorable payment terms under contracts in order to compete successfully for certain projects. These terms may include reduced advance payments from customers and payment schedules from customers that are less favorable to us. In addition, our working capital requirements have increased in recent years because we have had to advance funds to complete projects under lump-sum contracts and have been involved in lengthy arbitration or litigation proceedings to recover these amounts from our customers. All of these factors may result, or have resulted, in increases in the amount of contracts in process and receivables and short-term borrowings. Continued increases in working capital requirements would have a material adverse effect on our business, financial condition, results of operations and cash flow.

Projects included in our backlog may be delayed or cancelled which could materially harm our financial condition, results of operations and cash flow.

     The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work. Backlog refers to expected future revenues under signed contracts, contracts awarded but not finalized and legally binding letters of intent which we have determined are likely to be performed. Backlog projects represent only business that is considered firm, although cancellations or scope adjustments may occur. Most contracts require our clients to pay for work performed to the point of contract cancellation. Due to changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed to us. Any material delay, cancellation or payment default could materially harm our financial condition, results of operations and cash flow.

     Backlog as of September 30, 2005 increased 50% as compared to year-end 2004. However, backlog may decline in the future.

The cost of our current and future asbestos claims in the United States could be substantially higher than we have estimated and the timing of payment of claims could be sooner than we have estimated, which could materially adversely affect our financial condition, results of operations and cash flow.

     Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court administrative claims pending in the United States in which the plaintiffs claim damages for alleged bodily injury or death arising from exposure to asbestos in connection with work performed or heat exchange devices assembled, installed and/or sold by our subsidiaries. We expect these subsidiaries to be named as defendants in similar suits and claims brought in the future. For purposes of our financial statements, we have estimated the indemnity payments and defense costs to be incurred in resolving pending and forecasted domestic claims through year-end 2019. Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates. Some of the factors that may result in the costs of these claims being higher than our current estimates include:

  the rate at which new claims are filed;

  the number of new claimants;

  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;

  increases in legal fees or other defense costs associated with these claims;

  increases in indemnity payments as a result of more expensive medical treatments for asbestos-related diseases;

  indemnity payments being required to be made sooner than expected;

  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;

  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlement;

  changes in legislative or judicial standards which make successful defense of claims against our subsidiaries more difficult; or

  enactment of legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

     The total liability recorded on our balance sheet is based on estimated indemnity payments and defense costs expected to be incurred through year-end 2019. We believe that it is likely that there will be new claims filed after 2019, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity payments and defense costs which might be incurred after 2019. Our forecast contemplates that new claims requiring indemnity will decline from year to year. Failure of future claims to decline as we expect will result in our aggregate liability for asbestos claims being higher than estimated.

     The number and type of claims received and the average cost to settle claims can vary from quarter to quarter and sometimes by substantial amounts. In the first nine months of 2005, the number of claims received (including the number of mesothelioma claims) and the average cost to settle claims exceeded our forecast prepared at year-end 2004 to estimate the asbestos liability by a material amount. Although our forecast contemplates that new claims requiring indemnity will decline from year-to-year, we do not believe that nine months of data is sufficient evidence to currently necessitate a change in the underlying assumptions used to estimate the asbestos liability. However, we intend to review the assumptions used to estimate our asbestos liability at year-end 2005 and compare actual experience to projected results. Changes to the underlying estimates may be required at that time and may result in a modification of the asbestos liability and associated asset.

     Our forecast is based on a regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims and in part on an analysis of future disease incidence. Although we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment, could also be used and might project higher numbers of future claims than our forecast.

     All of these factors could cause the actual claims, indemnity payments and defense costs to exceed our estimates. We periodically update our forecasts (and intend to do so at year-end 2005) to take into consideration recent claims experience and other developments, such as legislation, that may affect our estimates of future asbestos-related costs. The announcement of increases to asbestos reserves as a result of revised forecasts, adverse jury verdicts or other negative developments involving asbestos litigation may cause the value or trading prices of our securities to decrease significantly. These negative developments could also cause us to default under covenants in our indebtedness or cause our credit ratings to be downgraded, restrict our access to the capital markets or otherwise have a material adverse effect on our financial condition, results of operations and cash flow.

The number of asbestos-related claims received by our subsidiaries in the United Kingdom has recently increased. These claims are covered by insurance policies and proceeds from the policies are paid directly to the plaintiffs. The timing and amount of asbestos claims which may be made in the future, the financial solvency of the insurers, and the amount which may be paid to resolve the claims, are uncertain. The insurance carriers’ failure to make payments due under the policies could have a material adverse effect on our financial condition, results of operations and cash flow.

     Some of our subsidiaries in the U.K. have received claims alleging personal injury arising from exposure to asbestos in connection with work performed, or heat exchange devices assembled, installed and/or sold by our subsidiaries. The total number of claims received as of September 30, 2005 in the U.K. is 699 of which 276 remain open. We expect these subsidiaries to be named as defendants in similar suits and claims brought in the future. We have recorded an estimated liability to resolve pending and future forecasted claims through year-end 2019 of approximately $40.0 million as of September 30, 2005 and a corresponding asset for probable insurance recoveries in the same amount. To date, insurance policies have provided coverage for substantially all of the costs incurred in connection with resolving asbestos claims in the U.K. Our ability to continue to recover under these insurance policies is dependant upon, among other things, the timing and amount of asbestos claims which may be made in the future, the financial solvency of our insurers, and the amount which may be paid to resolve the claims. These factors could materially limit insurance recoveries, which could have a material adverse effect on our financial condition, results of operations and cash flows.

The amount and timing of insurance recoveries of our asbestos-related costs in the United States is uncertain. The failure to obtain insurance recoveries would cause a material adverse effect on our financial condition, results of operations and cash flow.

     We believe that a significant portion of our subsidiaries’ liability and defense costs for asbestos claims will be covered by insurance. Our consolidated balance sheet as of September 30, 2005, includes as an asset an aggregate of approximately $323.3 million in actual and probable insurance recoveries relating to a liability for pending and expected future asbestos claims through year-end 2019, of which approximately $24.0 million is recorded in accounts and notes receivable and approximately $299.3 million is recorded as asbestos-related insurance recovery receivable on the condensed consolidated balance sheet. The amount recorded in current assets within accounts and notes receivable reflects amounts due under executed settlement agreements with insurers and does not include any estimate for future settlements. The amount recorded as asbestos-related insurance recovery receivable includes an estimate of recoveries from insurers, based upon assumptions relating to cost allocation and resolution of pending legal proceedings with certain insurers, as well as recoveries under settlements with other insurers. Under an interim funding agreement in place with a number of our insurers from 1993 through June 12, 2001 covering claims against certain of our subsidiaries asserted prior to June 13, 2001, insurers paid a substantial portion of our costs incurred prior to 2002, and a smaller portion of the costs incurred in connection with resolving asbestos claims during 2002 and 2003. The interim funding agreement was terminated in 2003. On February 13, 2001, litigation was commenced against certain of our subsidiaries by certain insurers that were parties to the interim funding agreement seeking to recover from other insurers amounts previously paid by them under the interim funding agreement and to adjudicate their rights and responsibilities under our subsidiaries’ insurance policies. As of September 30, 2005, approximately $165.2 million of our asbestos insurance asset was contested by our subsidiaries’ insurers in this litigation. As a result of the termination of the interim funding agreement, we have had to cover a substantial portion of our settlement payments and defense costs out of our working capital.

     After the termination of the interim funding agreement, our subsidiaries entered into several settlement agreements calling for insurers to make lump-sum payments, as well as payments over time, for use by our subsidiaries to fund asbestos-related indemnity and defense costs and, in certain cases, for reimbursement for portions of out-of-pocket costs previously incurred. We intend to continue to attempt to negotiate additional settlements where achievable on a reasonable basis in order to minimize the amount of future costs that we would be required to fund out of our working capital. If we cannot achieve settlements in amounts necessary to cover our future costs, we will continue to fund a portion of future costs out of pocket, which will reduce our cash flow and our working capital and will adversely affect our liquidity.

     Although we continue to believe that our insurers eventually will reimburse our subsidiaries for a significant portion of their prior and future asbestos-related liability and defense costs, their ability ultimately to recover a substantial portion of asbestos-related costs from insurance is dependent on successful resolution of outstanding coverage issues and the insurance litigation described above related to their insurance policies. These issues include:

  disputes regarding allocations of liabilities among our subsidiaries and the insurers;

  the effect of deductibles and policy limits on available insurance coverage; and

  the characterization of asbestos claims brought against our subsidiaries as product related or non-product related.

     An adverse outcome in pending insurance litigation on coverage issues could materially limit our insurance recoveries. In this regard, on January 10, 2005, a New York state trial court entered an order finding that New York, rather than New Jersey, law applies in the litigation described above regarding the allocation of liability for asbestos-related personal injury claims among the Foster Wheeler entities and their various insurers. Prior to the New York order, we had calculated estimated insurance recoveries applying New Jersey law. The application of New York, rather than New Jersey, law would result in our subsidiaries realizing lower insurance recoveries. Thus, as a result of this decision and other factors, we estimated our insurance asset assuming application of New York law and we recorded a charge to earnings in the fourth quarter of 2004 of approximately $76.0 million and reduced the year-end 2004 carrying value of our probable insurance recoveries by a similar amount. Unless this decision is reversed, we expect that we will be required to fund a portion of our asbestos liabilities from our own cash. The amount and timing of these funding requirements will be dependent upon, among other things, litigated or negotiated resolution of the various disputes with our insurers with whom we have not yet settled. On February 16, 2005, our subsidiaries filed separate motions seeking (i) the re-argument of this decision and (ii) an appeal of this decision to a higher court. On May 19, 2005, our motion seeking re-argument was denied. Our appeal is currently pending, but there can be no assurances as to the timing or the outcome.

     In addition, even if these coverage issues are resolved in a manner favorable to us, we may not be able to collect all of the amounts due under our insurance policies. Our recoveries will be limited by insolvencies among our insurers. We have not assumed recovery in the estimate of our asbestos insurance recovery asset from two of our significant insurers, which are currently insolvent. Other insurers may become insolvent in the future and our insurers may also fail to reimburse amounts owed to us on a timely basis. If we do not receive timely payment from our insurers, we may be unable to make required payments under settlement agreements with asbestos plaintiffs or to fund amounts required to be posted with the court in order to appeal trial judgments. If we are unable to file such appeals, our subsidiaries may be ordered to pay large damage awards arising from adverse jury verdicts, and such awards may exceed their available cash. Any failure to realize expected insurance recoveries, and any delays in receiving from our insurers amounts owed to our subsidiaries, will reduce our cash flow and adversely affect our liquidity and could have a material adverse effect on our financial condition.

     The pending coverage litigation and negotiations with our insurers is continuing. We funded approximately $2.0 million of asbestos liabilities from our cash flow during the third quarter of 2005. We continue to project that, net of payments from our insurers and except as set forth below, we will not be required to further fund any asbestos liabilities from our own cash flow before 2010, although we may be required to fund a portion of such liabilities from our own cash thereafter. However, this forecast assumes that we will be able to resolve the insurance coverage litigation described above with respect to the remaining insurers in a timely fashion. While we expect to continue settlement discussions with such insurers during 2005 and 2006, we may determine that the appropriate course of action is to fund a portion of our asbestos liabilities during 2005 and 2006 while the coverage litigation and settlement discussions continue. If we elect this course of action, we may spend from our cash flow up to approximately $10.0 million in the fourth quarter of 2005 and up to approximately $51.0 million in the first three quarters of 2006; such amounts have been considered in our liquidity forecast.

Proposed national asbestos trust fund legislation could require us to pay amounts in excess of current estimates of our net asbestos liability, which would adversely affect our financial condition, results of operations and cash flow.

     Although no specific federal legislation has been formally passed in the United States Congress, a possibility exists that a bill entitled Fairness in Asbestos Injury Resolution Act of 2005, which has been introduced in both houses of Congress in Washington D.C., may be enacted. Because we have been named as a defendant in a significant number of asbestos-related bodily injury claims we would be a “defendant participant” in a proposed national trust fund should such enabling legislation become law. If this proposed legislation is enacted into law in its current form, substantially all current and future asbestos claims will be removed from the tort system and claimants’ exclusive remedy will be payment from a national trust fund. We, as a defendant participant in the fund, would be required to make annual contributions to this fund for a period of up to 30 years. While the exact amount that we may be required to pay over this period of time is unknown, under the form of the bill reported by the Senate Judiciary Committee the amount would be at least $19.25 million per year for 30 years, none of which is covered by insurance. This amount materially exceeds costs that we expect to incur, net of insurance, to defend and resolve claims in the tort system. This proposed legislation, should it become law in its present form, would adversely impact our domestic liquidity and our results of operations for a thirty-year period.

Failure by us to recover adequately on claims made against project owners, or failure by us to successfully defend against claims made against us by project owners or by our project subcontractors, could have a material adverse effect upon our financial condition, results of operations and cash flow.

     In the ordinary course of business, claims involving project owners and subcontractors are brought by and against us in connection with our project contracts. These claims include claims for additional costs incurred in excess of current contract provisions arising out of project delays and changes in the initial scope of work. They also include back charges for defective or incomplete work, breaches of warranty and/or late completion of the project work. The claims and back charges can involve actual damages, as well as contractually agreed upon liquidated sums. These project claims, if not resolved through negotiation, are often subject to lengthy and expensive litigation or arbitration proceedings. We have used significant additional working capital in projects with cost overruns pending the resolution of our claims against project owners. Amounts ultimately realized on project claims by us could differ materially from the balances included in our financial statements, resulting in a charge against earnings to the extent profit has already been accrued on a project contract. Additionally, if we were found to be liable on any of the project claims against us, we would have to incur a write-down or charge against earnings, to the extent a reserve had not been established for the matter in our accounts. Such charges and write-downs could have a material adverse impact on our financial condition, results of operations and cash flow.

Because operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

     We derive a significant amount of revenues from services provided to corporations that are concentrated in four industries: power, oil and gas, chemical/petrochemical and pharmaceuticals. Unfavorable economic or other developments in one or more of these industries could adversely affect our clients and could have a material adverse effect on our financial condition, results of operations and cash flow.

Our failure to successfully manage geographically-diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

     We operate in more than 55 countries around the world, with approximately 5,400, or 81%, of our employees located outside of the United States. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. Failure to successfully manage geographically-diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

We may lose business to competitors who have greater financial resources.

     We are engaged in highly competitive businesses in which customer contracts are often awarded through bidding processes based on price and the acceptance of certain risks. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we do and may have significantly more favorable leverage ratios. Because financial strength is a factor in deciding whether to grant a contract, our competitors’ more favorable leverage ratios give them a competitive advantage and could prevent us from obtaining contracts for which we have bid.

A failure by us to attract and retain qualified personnel, joint venture partners, advisors and subcontractors could have an adverse effect on our business, financial condition, results of operations and cash flow.

     Our ability to attract and retain qualified engineers and other professional personnel, as well as joint-venture partners, advisors and subcontractors, will be an important factor in determining our future success. The market for these professionals, joint-venture partners, advisors and subcontractors is competitive, and we may not be successful in efforts to attract and retain these professionals, joint-venture partners, advisors and subcontractors. In addition, success depends in part on our ability to attract and retain skilled laborers. Failure to attract or retain these workers could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may have to incur significant costs and penalties that could adversely affect our financial condition, results of operations and cash flow.

     Our operations are subject to U.S., European and other laws and regulations governing the generation, management, and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection. These laws include U.S. federal statutes, such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, CERCLA, the Clean Water Act, the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996, and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. Both our E&C Group and Global Power Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under the laws and regulations referred to above. We may be subject to liabilities for environmental contamination as an owner or operator of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances and, in either case, such liabilities can be substantial.

     We may be subject to significant costs, fines and penalties and/or compliance orders if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liabilities for remediation of releases of hazardous substances, which could result in a liability for environmental damage without regard to negligence or fault. These laws and regulations and common laws principles could expose us to liability arising out of the conduct of current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed. In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties. Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances. The ongoing costs of complying with existing environmental laws and regulations can be substantial. Changes in the environmental laws and regulations, remediation obligations, enforcement actions or claims for damages to persons, property, natural resources or the environment, could result in material costs and liabilities.

     In February 1988, one of our subsidiaries, Foster Wheeler Energy Corporation, or FWEC, entered into a Consent Agreement and Order with the United States Environmental Protection Agency, or USEPA, and the Pennsylvania Department of Environmental Protection, or PADEP, regarding its former manufacturing facility in Mountain Top, Pennsylvania. The Order essentially required FWEC to investigate and remediate as necessary contaminants, including trichloroethylene, or TCE, in the soil and groundwater at the facility. Pursuant to the Order, FWEC installed in 1993 a “pump and treat” system to remove TCE from the groundwater. It is not possible at the present time to predict how long FWEC will be required to operate and maintain the system.

     In September 2004, FWEC sampled the domestic water supply of approximately 16 residences in Mountain Top, and it received validated testing data regarding that sampling in October 2004. The residences are located approximately one mile to the southwest of the historic source of the TCE at the former FWEC facility, and FWEC believes the residences use private wells for domestic water. The results of this sampling indicated that TCE was present in the water at several of the residences at levels in excess of Safe Drinking Water Act standards. Since the initial round of testing in September 2004, FWEC has tested more wells. As of July 2005, the number of wells in the area containing TCE in excess of the standards is approximately 30. FWEC believes it has identified all affected residential wells.

     Since approximately October 2004, FWEC, USEPA, and PADEP have been cooperating in a broad-ranging investigation that seeks to, among other things, identify the source(s) of the TCE in the residential wells. The investigation has involved, among other things, sampling of surface waters and “packer” sampling of groundwater monitoring wells. FWEC and the agencies have been reviewing and analyzing the results of the sampling and other data as it becomes available. Based in part upon the foregoing, the USEPA informally advised FWEC in April 2005 that USEPA considers FWEC to be a potentially responsible party, or PRP, with regard to the TCE in the residential wells.

     Although FWEC believes there is not yet sufficient evidence to conclude that it is a PRP as to the TCE in the residential wells, FWEC has entered into a settlement agreement with USEPA whereby FWEC would arrange and pay for the provision of public water to the affected residences, which will involve the extension of a water main from one end of the affected area to the other end, along with the installation of laterals from the main to the affected residences. There is also a possibility that FWEC would incur further costs if it were required to conduct a more formal study to better define the affected area. Since October 2004, FWEC has been providing the potentially affected residences with temporary replacement water, and has arranged to have filters installed on the residences’ water system to remove the TCE. FWEC has also arranged to have the filters periodically tested and maintained. FWEC is incurring costs related to public outreach and communications in the affected area. Finally, FWEC may be required to pay the agencies’ costs in overseeing and responding to the situation. FWEC has accrued its best estimate of the cost of the foregoing.

     Other costs to which FWEC could be exposed could include, among other things, other costs associated with supplying public water, its counsel and consulting fees, further agency oversight and/or response costs, potential costs and exposure related to the potential litigation described below, and other costs related to possible further investigation and/or remediation. At present, it is not possible to determine whether FWEC will be determined to be liable for some of the items described in this paragraph, nor is it possible to reliably estimate the liability associated with the items.

     Most of the residents in the affected area have retained counsel, and counsel has notified FWEC that he intends to file a legal action against FWEC in the near future. No action has been filed to date. Although FWEC believes that it will likely have substantial defenses to any action that might be filed, it is not possible at present to determine whether FWEC will ultimately be determined to have any liability to the residents or to reliably estimate the extent of any such liability.

     If one or more third parties are determined to be a source of the TCE, FWEC will evaluate its options regarding the recovery of the costs FWEC has incurred, which options could include seeking to recover those costs from those determined to be the source.

We rely on our information systems in our operations. Failure to protect these systems against security breaches could adversely affect our business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, our business could be harmed.

     The efficient operation of our business is dependent on computer hardware and software systems. We rely on our information systems to communicate and store customer and project information, to track new bookings and inventory, to procure materials and equipment for projects, to perform computerized design and engineering drawings, to perform project scheduling and cost tracking, to maintain Internet and extranet web sites, to maintain our proprietary research and development data and to effectively manage accounting and financial functions.

     Information systems are vulnerable to security breaches by computer hackers and cyber terrorists. We rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems. However, these measures and technology may not always be adequate to properly prevent security breaches. Moreover, advances in computing capabilities or other developments may result in a compromise or breach of the technology used by us to protect our systems.

     In February 2005, we experienced a security breach in our computer systems that service our North America operations. Although it does not appear that our primary financial information system was accessed, or that the integrity of our financial information was compromised, we cannot ensure that this is the case. Although we believe we have taken the steps needed to resolve this breach, compromises of our security systems could expose us to a risk of loss or litigation and possible liability, which could substantially harm our business and results of operations. Further, anyone who is able to circumvent our security measures could misappropriate proprietary or confidential information, which could adversely affect our ability to effectively compete for new business or could cause interruptions in our operations. Because of the nature and magnitude of our projects, we may be the target of cyber terrorists or be the subject of industrial espionage. Although we maintain property and liability insurance, the insurance may not cover potential losses and/or claims of this type or may not be adequate to cover all related costs or liability that may be incurred. As a part of our ongoing efforts to protect our systems against future breaches, we have hired a full-time information technology security manager.

     In addition, the unavailability of the information systems or the failure of these systems to perform as anticipated could disrupt our business and could result in decreased performance and increased overhead costs, causing our business and results of operations to suffer. Our information systems are vulnerable to damage or interruption from:

  earthquake, fire, flood and other natural disasters;

  terrorist attacks;

  computer virus attacks;

  operator negligence;

  power loss; and

  computer systems, Internet, or data network failure.

     Any significant interruption or failure of our information systems or any significant breach of security could adversely affect our business and results of operations.

We may lose market share to our competitors and be unable to operate our business profitably if our patents and other intellectual property rights do not adequately protect our proprietary products.

     Our success depends significantly on our ability to protect our intellectual property rights to the technologies and know-how used in our proprietary products. We rely on patent protection, as well as a combination of trade secret, unfair competition and similar laws and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our issued patents and those that may be issued in the future may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products. Although we have taken steps to protect our intellectual property and proprietary technology, there is no assurance that third parties will not be able to design around the patents. We also rely on unpatented proprietary technology. We cannot provide assurance that we can meaningfully protect all our rights in our unpatented proprietary technology or that others will not independently develop substantially equivalent proprietary products or processes or otherwise gain access to our unpatented proprietary technology. We seek to protect our trade secrets, know-how and other unpatented proprietary technology, in part with confidentiality agreements and intellectual property assignment agreements with our employees, independent distributors and consultants. However, such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements or in the event that our competitors discover or independently develop such trade secrets or other proprietary information.

     Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. If we cannot adequately protect our intellectual property rights in these foreign countries, our competitors may be able to compete more directly with us, which could adversely affect our competitive position and business.

     We also hold licenses from third parties that are necessary to utilize certain technologies used in the design and manufacturing of some of our products. The loss of such licenses would prevent us from manufacturing and selling these products, which could harm our business.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

     Our bye-laws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions provide for:

  The board of directors to be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

  Any amendment to the bye-law limiting the removal of directors to be approved by the board of directors and the affirmative vote of the holders of three quarters of the issued shares entitled to vote at general meetings.

  The board of directors to consist of not less than three nor more than 20 persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

  Restrictions on the time period in which directors may be nominated. A shareholder notice to nominate an individual for election as a director must be received not less than 120 calendar days in advance of Foster Wheeler Ltd.’s proxy statement released to shareholders in connection with the previous year’s annual meeting.

  Restrictions on the time period in which shareholder proposals may be submitted. To be timely for inclusion in Foster Wheeler Ltd.’s proxy statement, a shareholder’s notice for a shareholder proposal must be received not less than 120 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual general meeting. To be timely for consideration at the annual meeting of shareholders, a shareholder’s notice must be received no less than 45 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual meeting.

  The board of directors to determine the powers, preferences and rights of preference shares and to issue the preference shares without shareholder approval. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

  A general prohibition on “business combinations” between Foster Wheeler Ltd. and an “interested member.” Specifically, “business combinations” between an interested member and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of the outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

  “Business combinations” is defined broadly to include amalgamations or consolidations with Foster   Wheeler Ltd. or its subsidiaries, sales or other dispositions of assets having an aggregate value of 10% or more of the aggregate market value of the consolidated assets, aggregate market value of all outstanding shares, consolidated earning power or consolidated net income of Foster Wheeler Ltd., adoption of a plan or proposal for liquidation and most transactions that would increase the interested member’s proportionate share ownership in Foster Wheeler Ltd.

  “Interested member” is defined as a person who, together with any affiliates and/or associates of that person,   beneficially owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd.

  Any matter submitted to the shareholders at a meeting called on the requisition of shareholders holding not less than one-tenth of the paid-up voting shares of Foster Wheeler Ltd. to be approved by the affirmative vote of all of the shares eligible to vote at such meeting.

     These provisions could make it more difficult for a third-party to acquire us, even if the third-party’s offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward looking statements that are based on management’s assumptions, expectations and projections about us and the various industries within which we operate. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward looking statements by their nature involve a degree of risk and uncertainty. We caution you that a variety of factors, including but not limited to the factors described above under the heading “Risk Factors” and the following, could cause our business conditions and results to differ materially from what is contained in forward looking statements:

  changes in the rate of economic growth in the United States and other major international economies;

  changes in investment by the power, oil & gas, pharmaceutical, chemical/petrochemical and environmental industries;

  changes in the financial condition of our customers;

  changes in regulatory environment;

  changes in project design or schedules;

  contract cancellations;

  changes in estimates made by us of costs to complete projects;

  changes in trade, monetary and fiscal policies worldwide;

  currency fluctuations;

  war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided;

  outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure;

  protection and validity of patents and other intellectual property rights;

  increasing competition by foreign and domestic companies;

  compliance with debt covenants;

  recoverability of claims against customers and others; and

  changes in estimates used in its critical accounting policies.

     Other factors and assumptions not identified above were also involved in the formation of these forward looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward looking statements that may be made by us.

     We undertake no obligation to publicly update any forward looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures Foster Wheeler Ltd. makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the SEC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements are based on assumptions that we believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of our future financial position or results of operations or of the financial position or results of operations that would have actually occurred had the events described below taken place as of the dates or for the periods presented.

     You should read this information together with the consolidated financial statements, including the notes contained in the consolidated financial statements, of us and our subsidiaries, which are incorporated by reference in this prospectus.

Condensed Consolidated Balance Sheet as of September 30, 2005

     The unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 gives effect to the events discussed below as if each had occurred on September 30, 2005, reflecting:

  the exchange of 57.4% of the aggregate principal amount of the 2011 senior notes outstanding in the equity- for-debt exchange offer consummated on November 10, 2005; and

  the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005.

     The unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 does not reflect any paydown of debt from the warrant proceeds. See “Use of Proceeds” for further information.

     The unaudited condensed consolidated balance sheet as of September 30, 2005, as reported in our quarterly report on Form 10-Q and incorporated by reference into this prospectus, reflects:

  the results of the equity-for-debt exchange offer and the upsize notes offering as consummated on September 24, 2004; and

  the results of the trust securities equity-for-debt exchange offer consummated on August 10, 2005.

Condensed Consolidated Income Statement for the Nine Months Ended September 30, 2005

     The unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2005 gives effect to the events discussed below as if each had occurred on December 27, 2003, the first day of our 2004 fiscal year, reflecting:

  the conversion of all preferred shares into common shares for purposes of the earnings per share calculations;

  the exchange of 91.6% of the aggregate liquidation amount of trust securities outstanding in the equity-for- debt exchange offer consummated on August 10, 2005;

  the exchange of 57.4% of the aggregate principal amount of the 2011 senior notes outstanding in the equity- for-debt exchange offer consummated on November 10, 2005; and

  the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005.

     The unaudited pro forma condensed consolidated income statement for the nine months ended September 30, 2005 does not reflect any paydown of debt from the warrant proceeds. See “Use of Proceeds” for further information.

     The unaudited condensed consolidated income statement for the nine months ended September 30, 2005, as reported in our quarterly report on Form 10-Q and incorporated by reference into this prospectus, reflects the results of the equity-for-debt exchange offer consummated on September 24, 2004.

Condensed Consolidated Income Statement for the Year Ended December 31, 2004

     The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2004 gives effect to the events discussed below as if each had occurred on December 27, 2003, the first day of our 2004 fiscal year, reflecting:

  the issuance of $120 million in aggregate principal amount of new privately placed senior secured notes, which bear interest at 10.359% and mature September 15, 2011, which we refer to as the upsize notes, the proceeds of which were used to repay amounts outstanding under the previous senior secured credit agreement and the subsequent exchange of all of the upsize notes for registered 2011 senior notes having the same terms in the equity-for-debt exchange offer consummated on September 24, 2004;

  the exchange of 94.3% of the aggregate principal amount of 2005 notes in the equity-for-debt exchange offer consummated on September 24, 2004;

  the exchange of 99.2% of the aggregate principal amount, outstanding as of June 25, 2004, of 2009 Series C Robbins bonds in the equity-for-debt exchange offer consummated on September 24, 2004;

  the exchange of 99.1% of the accreted principal amount, outstanding as of June 25, 2004, of Series D Robbins bonds in the equity-for-debt exchange offer consummated on September 24, 2004;

  the exchange of 73.4% of the aggregate principal amount, outstanding as of June 25, 2004, of 2024 Series C Robbins bonds in the equity-for-debt exchange offer consummated on September 24, 2004;

  the exchange of 98.5% of the aggregate principal amount of convertible notes in the equity-for-debt exchange offer consummated on September 24, 2004;

  the exchange of 59.3% of the aggregate liquidation amount of trust securities in the equity-for-debt exchange offer consummated on September 24, 2004;

  the approval by the shareholders of Foster Wheeler of the following capital alterations: (1) a reduction in the par value of common and preferred share capital from $1.00 to $0.01 per share, (2) an increase in the number of authorized common shares, and (3) a consolidation of the authorized common share capital at a ratio of one-for-twenty, followed by a reduction in the par value of the common shares from $0.20 to $0.01 per share for purposes of the earnings per share calculations;

  the conversion of all preferred shares into common shares for purposes of the earnings per share calculations;

  the issuance to members of Foster Wheeler’s senior management and board of directors of 1,901,810 common shares and share units of Foster Wheeler Ltd., subject to certain restrictions under a restricted stock plan;

  the award to members of Foster Wheeler’s board of directors of options to purchase 26,866 common shares of Foster Wheeler Ltd.;

  the exchange of 91.6% of the aggregate liquidation amount of trust securities outstanding in the equity-for- debt exchange offer consummated on August 10, 2005;

  the exchange of 57.4% of the aggregate principal amount of the 2011 senior notes outstanding in the equity- for-debt exchange offer consummated on November 10, 2005; and

  the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005.

     The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2004 does not reflect any paydown of debt from the warrant proceeds. See “Use of Proceeds” for further information.

Pro Forma Market Price

     A closing market price of $37.07 per common share on December 22, 2005 was used for computing the pro forma financial statement impact of the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005.

Accounting Treatment of the Offers

     There is no income statement impact, other than on earnings per share, of the additional shares issued in connection with the offers. For purposes of computing earnings per share, the additional shares would be included as part of the shares outstanding, while the earnings available to common shareholders would be reduced by the fair value of the additional shares upon consummation of the offers. The fair value of the additional shares is computed as the number of additional shares issued multiplied by the price per common share on the date of issuance.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(in thousands of dollars)
		2011 Senior	Warrant	Pro Forma
	September 30,	Notes	Redemption	September 30,
	2005	Exchange(1)	Offers(2)	2005

ASSETS
Current Assets:
Cash and cash equivalents	$312,229	$(5,225)	$38,413	$345,417
Accounts and notes receivable, net	408,055	—	—	408,055
Contracts in process and inventories	101,194	—	—	101,194
Prepaid, deferred and refundable income taxes	18,335	—	—	18,335
Prepaid expenses	25,199	—	—	25,199

Total current assets	865,012	(5,225)	38,413	898,200

Land, buildings and equipment, net	261,402	—	—	261,402
Restricted cash	29,843	—	—	29,843
Notes and accounts receivable — long-term	7,099	—	—	7,099
Investment and advances	165,635	—	—	165,635
Goodwill, net	51,060	—	—	51,060
Other intangible assets, net	65,152	—	—	65,152
Prepaid pension cost and related benefit assets	5,997	—	—	5,997
Asbestos-related insurance recovery receivable	337,631	—	—	337,631
Other assets	97,277	(845)	—	96,432
Deferred income taxes	50,367	—	—	50,367

TOTAL ASSETS	$1,936,475	$(6,070)	$38,413	$1,968,818

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$32,635	$—	$—	$32,635
Accounts payable	224,680	—	—	224,680
Accrued expenses	305,184	(647)	—	304,537
Estimated costs to complete long-term contracts	351,850	—	—	351,850
Advance payment by customers	67,648	—	—	67,648
Income taxes	68,531	—	—	68,531

Total current liabilities	1,050,528	(647)	—	1,049,881

Long-term debt	458,652	(155,352)	—	303,300
Deferred income taxes	21,855	—	—	21,855
Pension, postretirement and other employee benefits	255,290	—	—	255,290
Asbestos-related liability	369,229	—	—	369,229
Other long-term liabilities and minority interest	153,416	—	—	153,416
Deferred accrued interest on subordinated deferrable interest debentures	2,509	—	—	2,509
Commitments and contingencies

TOTAL LIABILITIES	2,311,479	(155,999)	—	2,155,480

Shareholders’ Deficit:
Preferred shares	—	—	—	—
Common shares	506	61	45	612
Paid-in capital	1,012,630	167,848	39,933	1,220,411
Accumulated deficit	(1,083,935)	(17,980)	(1,565)	(1,103,480)
Accumulated other comprehensive loss	(294,137)	—	—	(294,137)
Unearned compensation	(10,068)	—	—	(10,068)

TOTAL SHAREHOLDERS’ DEFICIT (3)(4)(5)(6)	(375,004)	149,929	38,413	(186,662)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,936,475	$(6,070)	$38,413	$1,968,818

Notes to unaudited pro forma condensed consolidated balance sheet:

(1)	Reflects the impact of the 2011 senior notes exchange offer, which was consummated on November 10, 2005, as if such exchange had occurred on September 30, 2005. The unaudited pro forma condensed consolidated balance sheet reflects the exchange of 57.4% of the aggregate principal amount, or $150,003, of the 2011 senior notes outstanding as of September 30, 2005, plus unamortized premium of $5,349, for 6,026,981 common shares and the elimination of the corresponding percentage of accrued interest, or $647, and unamortized original issuance costs, or $845. Also, reflects $3,680 in transactions costs and $1,545 in consent fees. The weighted-average common share price of $27.86 per share, which was the common share price at the time of the exchange, has been used.

(in thousands)
Par value of common share issued	$61
Paid-in capital	$167,848
Accumulated Deficit:
Loss on exchange*	$(11,910)
Write-off of unamortized original issuance costs	(845)
Payment of current transaction costs	(3,680)
Payment of consent fees	(1,545)

Total change	$(17,980)

* The loss on exchange includes the elimination of $647 of accrued interest payable on the 2011 Senior Notes.

(2)	Reflects the impact of the offers, as contemplated herein, as if such warrant exercises had occurred on September 30, 2005. Reflects $39,978 of exercise proceeds associated with the offers, as contemplated herein, assuming the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005, and the resulting issuance 4,481,813 common shares. Also, reflects $1,565 in estimated transactions costs. A common share price of $37.07 per share has been used, based upon the December 22, 2005 closing price.

(in thousands)
Par value of common share issued	$45
Paid-in capital	$39,933

Accumulated Deficit:
Payment of current transaction costs	$1,565

(3)	If 100% of the class A warrants and class B warrants outstanding as of September 30, 2005 are exercised, total shareholders’ deficit would be reduced by an additional $53,236.

(4)	If the exercise of class A warrants outstanding as of September 30, 2005 is 1 percentage point greater than the 61.0% assumed above, total shareholders’ deficit would be reduced by an additional $656. For each percentage point exercised of class B warrants outstanding as of September 30, 2005, total shareholders’ deficit would be reduced by $275.

(5)	If 20.0% of the class B warrants outstanding as of September 30, 2005 are exercised, total shareholders’ deficit would be reduced by $5,524.

(6)	Changes in the common share price have no impact on total shareholders’ deficit.

Unaudited Pro Forma Condensed Consolidated Income Statement
(in thousands, except per share amounts and share data)
					Pro Forma
	For the Nine				for the Nine
	Months Ended	Trust	2011	Warrant	Months Ended
	September 30,	Securities	Senior Notes	Redemption	September 30,
	2005	Exchange(1)	Exchange(2)	Offers(3)	2005

Operating revenues	$1,581,439	$—	$—	$—	$1,581,439
Cost of operating revenues	(1,295,300)	—	—	—	(1,295,300)

Contract profit	286,139	—	—	—	286,139
Selling, general and administrative expenses	(163,410)	—	—	—	(163,410)
Other income	44,385	—	—	—	44,385
Other deductions	(28,402)	—	—	—	(28,402)
Interest expense	(41,412)	4,642	11,512	—	(25,258)
Minority interest	(4,903)	—	—	—	(4,903)
Loss on equity-for-debt exchange	(41,513)	41,513	—	—	—

Income before income taxes	50,884	46,155	11,512	—	108,551
Provision for income taxes	(38,471)	—	—	—	(38,471)

Net income	12,413	46,155	11,512	—	70,080
Net income allocated to preferred shareholders (4)	325	(325)	—	—	—

Net income available to common shareholders (4)(9)	$12,088	$46,480	$11,512	$—	$70,080

Earnings per common share:
Basic (4)(5)(6)(7)(9)	$0.27				$1.16

Diluted (4)(5)(6)(7)(9)	$0.23				$1.06

Shares outstanding:
Basic: weighted-average number of shares outstanding	44,121,305				60,240,751 (8)
Diluted: effect of dilutive securities	7,738,498				5,569,762

Total diluted	51,859,803				65,810,513

Notes to the unaudited pro forma condensed consolidated income statement:

(1)	Reflects the impact of the trust securities exchange offer, which was consummated on August 10, 2005, as if such exchange had occurred on December 27, 2003, the first day of fiscal year 2004. The unaudited pro forma condensed consolidated income statement reflects the exchange of 91.6% of the aggregate liquidation amount of trust securities outstanding as of August 10, 2005 for 5,634,464 common shares and the elimination of the corresponding percentage of interest expense and amortization of original issuance costs. The weighted-average common share price of $22.91 per share, which was the common share price at the time of the exchange, has been used. The unaudited pro forma condensed consolidated income statement does not reflect the loss of $41,513 on the exchange of common shares for the trust securities, as it is a non-recurring charge resulting directly from the transaction.

(2)	Reflects the impact of the 2011 senior notes exchange offer, which was consummated on November 10, 2005, as if such exchange had occurred on December 27, 2003, the first day of fiscal year 2004. The unaudited pro forma condensed consolidated income statement reflects the exchange of 57.4% of the aggregate principal amount of 2011 senior notes for 6,026,981 common shares and the elimination of the corresponding percentage of interest expense and amortization of original issuance costs. The weighted-average common share price of $27.86 per share, which was the common share price at the time of the exchange, has been used. The unaudited pro forma condensed consolidated income statement does not reflect the loss of $17,980 on the exchange of common shares for the 2011 senior notes, as it is a non-recurring charge resulting directly from the transaction.

(3)	Reflects the impact of the offers, as contemplated herein, as if such offers had occurred on December 27, 2003, the first day of fiscal year 2004. The unaudited pro forma condensed consolidated income statement reflects the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005, and the resulting issuance of 4,481,813 common shares. There is no pro forma income statement impact, other than on earnings per share, of the additional shares issued in connection with the offers. In addition, earnings available to common shareholders will be reduced by the fair value of the additional shares upon consummation of the transactions contemplated herein. However, since the fair value of the additional shares is non-recurring, it is not reflected in the computation of pro forma earnings per share in the unaudited pro forma condensed consolidated income statement. Also, the unaudited pro forma condensed consolidated income statement does not reflect transaction fees of $1,565, as it is a non-recurring charge resulting directly from the transaction.

(4)	In accordance with Emerging Issues Task Force Issue No. 03-6, ‘’Participating Securities and the Two-Class Method under FAS 128,” income is allocated to preferred shareholders based on the number of common shares they would hold on an as converted basis for purposes of calculating earnings per share. However, the pro forma income statement assumes that all preferred shares were issued and immediately converted into common shares on December 27, 2003.

(5)	If 100% of the class A warrants and class B warrants outstanding as of September 30, 2005 are exercised, the basic and diluted earnings per common share would be $1.06 and $1.02, respectively.

(6)	If the exercise of class A warrants outstanding as of September 30, 2005 is 10 percentage points greater than the 61.0% assumed above, the basic and diluted earnings per common share would be $1.15 and $1.06, respectively.

(7)	If 20.0% of class B warrants outstanding as of September 30, 2005 are exercised, the basic and diluted earnings per common share would be $1.15 and $1.06, respectively.

(8)	Reflects the full nine-month impact of the common shares issued in connection with the trust securities exchange offer, the 2011 senior notes exchange offer and the offers contemplated herein.

(9)	As noted above, the fair value of the additional shares is not reflected in the computation of earnings per share as reported in the unaudited pro forma condensed consolidated income statement. However, if the fair value were included in the unaudited pro forma earnings per share calculations, the net income available to common shareholders would be reduced. Accordingly, assuming the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005 into 218,924 additional shares and using a common share price of $37.07, the net income available to common shareholders would be reduced by the fair value of the additional shares to $61,964 and the basic and diluted earnings per common share would be $1.03 and $0.94, respectively.

Using the same set of assumptions except that the common share price is $1.00 higher, the net income available to common shareholders would be $61,746 and the basic and diluted earnings per common share would be $1.02 and $0.94, respectively. Conversely, if the common share price were $1.00 lower, the net income available to common shareholders would be $62,183 and the basic and diluted earnings per common share would be $1.03 and $0.94, respectively.

Using the same set of assumptions except that 100% of the class A warrants and class B warrants outstanding as of September 30, 2005 are exercised, the net income available to common shareholders would be $54,016 and the basic and diluted earnings per common share would be $0.82 and $0.78 respectively.

Unaudited Pro Forma Condensed Consolidated Income Statement
(in thousands of dollars, except per share amounts and share data)
Pro Forma
For the	for the
Year Ended	2004 Equity-	Trust	2011	Warrant	Year Ended
December 31,	for-Debt	Securities	Senior Notes	Redemption	December 31,
2004	Exchange(1)	Exchange(2)	Exchange(3)	Offers(4)	2004

Operating revenues	$2,661,324	$—	$—	$—	$—	$2,661,324
Cost of operating revenues	(2,381,969)	—	—	—	—	(2,381,969)

Contract profit	279,355	—	—	—	—	279,355
Selling, general and administrative expenses	(228,962)	(6,794	)(5)	—	—	—	(235,756)
Other income	88,383	—	—	—	—	88,383
Other deductions	(96,372)	—	—	—	—	(96,372)
Interest expense	(94,622)	28,775	7,472	15,679	—	(42,696)
Minority interest	(4,900)	—	—	—	—	(4,900)
Loss on equity-for-debt exchange	(175,054)	175,054	—	—	—	—

Loss before income taxes	(232,172)	197,035	7,472	15,679	—	(11,986)
Provision for income taxes	(53,122)	—	—	—	—	(53,122)

Net loss(6)(7)(8)(9)(11)	$(285,294)	$197,035	$7,472	$15,679	$—	$(65,108)

Loss per common share-basic
and diluted(6)(7)(8)(9)(11)	$(57.84)	$(1.08)

Shares outstanding:
Basic: weighted-average number of
shares outstanding	4,932,370	60,240,750	(10)
Diluted: effect of dilutive securities	—	—

Total diluted	4,932,370	60,240,750

Notes to the unaudited pro forma condensed consolidated income statement:

(1)	Reflects the impact of the equity-for-debt exchange offer, which was consummated in September 2004, as if such exchange offer had occurred on December 27, 2003, the first day of fiscal year 2004. The equity-for-debt exchange offer includes the issuance of $120,000 in aggregate principal amount of upsize notes, the proceeds of which were used to repay amounts outstanding under the senior secured credit agreement and the subsequent exchange of all of the upsize notes for registered 2011 senior notes; the exchange of 94.3% of the 2005 notes for 2011 senior notes, common shares and preferred shares; the exchange of 99.2% of the 2009 Series C Robbins bonds for common shares and preferred shares; the exchange of 99.1% of the Series D Robbins bonds for common shares and preferred shares; the exchange of 73.4% of the 2024 Series C Robbins bonds for common shares and preferred shares; the exchange of 98.5% of the convertible notes for common shares and preferred shares; and the exchange of 59.3% of the trust securities for common shares, preferred shares and warrants. The unaudited pro forma condensed consolidated income statement does not reflect the following, as they are non-recurring items resulting directly from the transaction: (a) a loss of $10,662 on the issuance of the upsize notes, (b) a loss of $15,324 on the exchange of the 2011 senior notes, common shares and preferred shares for the 2005 notes, (c) a loss of $10,080 on the exchange of common shares and preferred shares for the Robbins bonds, (d) a gain of $66,352 on the exchange of common shares, preferred shares and warrants for the trust securities and (e) a loss of $205,340 on the conversion of the convertible notes.

(2)	Reflects the impact of the trust securities exchange offer, which was consummated on August 10, 2005, as if such exchange had occurred on December 27, 2003, the first day of fiscal year 2004. The unaudited pro forma condensed consolidated income statement reflects the exchange of 91.6% of the aggregate liquidation amount of trust securities outstanding as of August 10, 2005 for 5,634,464 common shares and the elimination of the corresponding percentage of interest expense and amortization of original issuance costs. The weighted-average common share price of $22.91 per share, which was the common share price at the time of the exchange, has been used. The unaudited pro forma condensed consolidated income statement does not reflect the loss of $41,513 on the exchange of common shares for the trust securities, as it is a non-recurring charge resulting directly from the transaction.

(3)	Reflects the impact of the 2011 senior notes exchange offer, which was consummated on November 10, 2005, as if such exchange had occurred on December 27, 2003, the first day of fiscal year 2004. The unaudited pro forma condensed consolidated income statement reflects the exchange of 57.4% of the aggregate principal amount of 2011 senior notes for 6,026,981 common shares and the elimination of the corresponding percentage of interest expense and amortization of original issuance costs. The weighted-average common share price of $27.86 per share, which was the common share price at the time of the exchange, has been used. The unaudited pro forma condensed consolidated income statement does not reflect the loss of $17,980 on the exchange of common shares for the 2011 senior notes, as it is a non-recurring charge resulting directly from the transaction.

(4)	Reflects the impact of the offers, as contemplated herein, as if such offers had occurred on December 27, 2003, the first day of fiscal year 2004. The unaudited pro forma condensed consolidated income statement reflects the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005, and the resulting issuance of 4,481,813 common shares. There is no pro forma income statement impact, other than on loss per share, of the additional shares issued in connection with the offers. In addition, loss allocated to common shareholders will be increased by the fair value of the additional shares upon consummation of the transactions contemplated herein. However, since the fair value of the additional shares is non-recurring, it is not reflected in the computation of pro forma loss per share in the unaudited pro forma condensed consolidated income statement. Also, the unaudited pro forma condensed consolidated income statement does not reflect transaction fees of $1,565, as it is a non-recurring charge resulting directly from the transaction.

(5)	Reflects an adjustment to the amortization of unearned compensation associated with the award of 1,901,810 common shares to members of senior management and board of directors, subject to certain restrictions, under a restricted stock plan, which we adopted in conjunction with the closing of the equity-for-exchange offer in 2004. Grants under the restricted stock plan will be expensed over an approximate 27- month vesting period. The pro forma adjustment assumes the award, which was made on October 6, 2004, had occurred on December 27, 2003. Also, reflects an adjustment to the amortization of unearned compensation associated with the issuance of options to purchase 26,866 common shares to members of the board of directors under a stock option plan adopted in conjunction with the closing of the equity-for- debt exchange offer. The options vest over a 13-month period. The pro forma adjustment assumes the issuance, which was made on November 29, 2004, had occurred on December 27, 2003.

(6)	In accordance with Emerging Issues Task Force Issue No. 03-6, ‘’Participating Securities and the Two-Class Method under FAS 128,” losses are not allocated to holders of the preferred shares for purposes of calculating loss per share.

(7)	If 100% of the class A warrants and class B warrants outstanding as of September 30, 2005 are exercised, the basic and diluted loss per common share would be $0.98.

(8)	If the exercise of class A warrants outstanding as of September 30, 2005 is 10 percentage points greater than the 61.0% assumed above, the basic and diluted loss per common share would be $1.07.

(9)	If 20.0% of class B warrants outstanding as of September 30, 2005 are exercised, the basic and diluted loss per common share would be $1.07.

(10)	Reflects the full year impact of the common shares and preferred shares issued in exchange for the debt and trust securities tendered in the equity-for-debt exchange offers consummated in 2004 and 2005. Assumes that the common and preferred shares were issued on December 27, 2003 and that all preferred shares were immediately converted into common shares at such time. Also, reflects the full year impact of the common shares issued in connection with the trust securities exchange offer, the 2011 senior notes exchange offer and the offers contemplated herein.

(11)	As noted above, the fair value of the additional shares is not reflected in the computation of loss per share as reported in the unaudited pro forma condensed consolidated income statement. However, if the fair value were included in the unaudited pro forma loss per share calculations, the net loss allocated to common shareholders would be increased. Accordingly, assuming the exercise of 61.0% of the class A warrants outstanding as of September 30, 2005 into 218,924 additional shares and using a common share price of $37.07, the net loss allocated to common shareholders would be increased by the fair value of the additional shares to $73,224 and the basic and diluted loss per common share would be $1.22.

Using the same set of assumptions except that the common share price is $1.00 higher, the net loss allocated to common shareholders would be $73,442 and the basic and diluted loss per common share would be $1.22. Conversely, if the common share price were $1.00 lower, the net loss allocated to common shareholders would be $73,005 and the basic and diluted loss per common share would be $1.21.

Using the same set of assumptions except that 100% of the class A warrants and class B warrants outstanding as of September 30, 2005 are exercised, the net loss allocated to common shareholders would be $81,172 and the basic and diluted loss per common share would be $1.23.

SELECTED FINANCIAL DATA

     The following selected balance sheet data as of December 31, 2004 and December 26, 2003 and selected statement of operations data for each of our three fiscal years in the period ended December 31, 2004 have been derived from our audited consolidated financial statements included in our 2004 annual report on Form 10-K/A, which has been incorporated by reference in this prospectus. The selected balance sheet data as of September 24, 2004 has been derived from our unaudited condensed consolidated financial statements, included in our quarterly report on Form 10-Q for the quarter ended September 24, 2004, not incorporated by reference in this prospectus. The selected balance sheet data as of September 30, 2005 and the selected statement of operations data for the nine months ended September 30, 2005 and September 24, 2004 have been derived from our unaudited condensed consolidated financial statements included in our quarterly report on Form 10-Q for the quarter ended September 30, 2005, which has been incorporated by reference in this prospectus and, in our opinion, reflect all adjustments, consisting of normal accruals, necessary for a fair presentation of the data for those periods. Our results for the nine months ended September 30, 2005 may not be indicative of results that may be expected for the full year. The selected balance sheet data for 2002, 2001 and 2000, and the selected statement of operations data for the years ended 2001 and 2000, have been derived from Item 6 of our annual report on Form 10-K/A for the year ended December 31, 2004, which has been incorporated by reference in this prospectus. Our operating data for each period displayed is derived from our books and records. You should read this information together with the consolidated financial statements, including the notes contained in the consolidated financial statements, of us and our subsidiaries, which are incorporated by reference in this prospectus.

	Fiscal Year									Nine Months Ended

										September 30,		September 24,
	2004		2003		2002		2001		2000	2005		2004

	(Restated**)									(unaudited)		(unaudited)
			(in thousands of dollars, except share data and per share amounts)
Statement of Operations Data:
Operating revenues	$2,661,300		$3,723,800		$3,519,200		$3,315,300		$3,891,400	$1,581,400		$2,021,900
(Loss)/income before income taxes .	(232,200	)(1)	(109,700	)(2)	(360,000	)(3)	(213,000	)(4)	52,200	50,900	(5)	(147,200	)(6)
Provision for income taxes	(53,100)		(47,400)		(14,700)		(123,400	)(7)	(15,200)	(38,500)		(42,700)
(Loss)/income prior to cumulative
effect of a change in accounting
principle	(285,300)		(157,100)		(374,700)		(336,400)		37,000	12,400		(189,900)
Cumulative effect of a change in
accounting principle for goodwill,
net of $0 tax	—		—		(150,500	)(8)	—		—	—		—
Net (loss)/income	(285,300)		(157,100)		(525,200)		(336,400)		37,000	12,400		(189,900)
Net income allocated to preferred
shareholders	—		—		—		—		—	300		—
Net (loss)/income available to
common shareholders	$(285,300)		$(157,100)		$(525,200)		$(336,400)		$37,000	$12,100		$(189,900)
(Loss)/earnings per common
share—basic:(9)
Net (loss)/earnings prior to
cumulative effect of a change
in accounting principle	$(57.84)		$(76.53)		$(182.98)		$(164.58)		$18.13	$0.27		$(92.01)
Cumulative effect on prior years
(to December 31, 2001) of a change
in accounting principle	—		—		(73.49)		—		—	—		—
Net (loss)/earnings per common
share—basic	$(57.84)		$(76.53)		$(256.47)		$(164.58)		$18.13	$0.27		$(92.01)
(Loss)/earnings per common
share—diluted:(9)
Net (loss)/earnings prior to
cumulative effect of a change
in accounting principle	$(57.84)		$(76.53)		$(182.98)		$(164.58)		$18.13	$0.23		$(92.01)
Cumulative effect on prior years
(to December 31, 2001) of a
change in accounting principle	—		—		(73.49)		—		—	—		—
Net (loss)/earnings per common
share—diluted	$(57.84)		$(76.53)		$(256.47)		$(164.58)		$18.13	$0.23		$(92.01)
Shares outstanding:(9)
Weighted-average number of basic
shares outstanding	4,932,400		2,052,200		2,047,800		2,043,800		2,039,900	44,121,300		2,064,300
Effect of dilutive securities	*		*		*		*		—	7,738,500		*

Total weighted-average number of
diluted shares	4,932,400		2,052,200		2,047,800		2,043,800		2,039,900	51,859,800		2,064,300

	As of Fiscal Year Ended						As of

							September 30,	September 24,
	2004	2003		2002	2001	2000	2005	2004

	(Restated**)						(unaudited)	(unaudited)
Balance Sheet Data:
Current assets	$1,049,300	$1,174,400		$1,329,800	$1,754,400	$1,623,000	$865,000	$1,067,300
Current liabilities	1,261,400	1,350,400		1,449,800	2,388,600	1,454,600	1,050,500	1,279,400
Working capital	(212,100)	(176,000)		(120,000)	(634,200)	168,400	(185,500)	(212,000)
Land, buildings and equipment, net	280,300	309,600		407,800	399,200	495,000	261,400	279,200
Total assets	2,187,500	2,506,500		2,842,300	3,325,800	3,507,600	1,936,500	2,268,300
Long-term borrowings
(including current installments):	570,100	1,033,100		1,124,300	1,042,100	972,900	491,300	577,000
Cash dividends per share of
common stock(9)	—	—		—	2.40	4.80	—	—
Other data:
Unfilled orders, end of period	$2,048,100	$2,285,400	(10)	$5,445,900	$6,004,400	$6,142,300	$3,068,900	$1,807,600

New orders booked	2,437,100	2,163,500		3,052,400	4,109,300	4,480,000	2,844,900	1,617,600

(1)	Includes in fiscal year 2004: a gain of $19,200 on the sales of our minority equity interests in special-purpose companies established to develop power plant projects in Europe; a loss of $(3,300) on the sale of 10% of our equity interest in a waste-to-energy project in Italy; the regular re-evaluation of contract profit estimates of $58,000; a charge of $(75,800) on the revaluation of our asbestos insurance assets as a result of an adverse court decision in asbestos coverage allocation litigation; a net gain of $15,200 on the settlement of coverage litigation with certain of our asbestos insurance carriers; restructuring and credit agreement costs of $(17,200); a net charge of $(175,100) recorded in conjunction with our equity-for-debt exchange; and charges for severance cost of $(5,700).

(2)	Includes in fiscal year 2003: a $(15,100) impairment loss on the anticipated sale of one of our domestic corporate office buildings; a
$16,700 gain on the sale of certain assets of Foster Wheeler Environmental Corporation and a gain of $4,300 on the sale of one of our waste-to-energy plants; a gain on revisions to our project claim estimates and related cost of $1,500; a charge related to revisions of our project estimates and related receivable allowances of $(32,300); a provision for asbestos claims of $(68,100); restructuring and credit agreement costs of $(43,600); and charges for severance cost of $(15,900).

(3)	Includes in fiscal year 2002: a loss recognized in anticipation of sales of certain of our assets of $(54,500); a charge related to revisions of our project claim estimates and related costs of $(136,200); a charge related to revisions of our project cost estimates and related receivable allowances of $(80,500); a provision for asbestos claims of $(26,200); a provision for a domestic plant impairment of $(18,700);
restructuring and credit agreement costs of $(37,100); and charges for severance cost of $(7,700).

(4)	Includes in fiscal year 2001: losses recognized in anticipation of sales of certain of our assets of $(40,300); a charge related to revisions of our project claim estimates and related costs of $(37,000); a charge related to revisions of our project cost estimates and related receivable allowances of $(123,600); and a provision for domestic plant impairment of $(6,100).

(5)	Includes in the nine months ended September 30, 2005: the regular re-evaluation of contract profit estimates of $105,900; credit agreement costs associated with the previous senior credit facility of $(3,500); and a net charge of $(41,500) recorded in conjunction with the trust securities exchange offer consummated in 2005.

(6)	Includes in the nine months ended September 24, 2004: an aggregate gain of $19,200 on the sales of minority equity interests in special-
purpose companies established to develop power plant projects in Europe; the regular re-evaluation of contract profit estimates of $52,900;
a net charge of $(174,900) recorded in conjunction with our equity-for-debt exchange offer consummated in 2004; an aggregate charge of
$(15,200) for restructuring and credit agreement costs; a net gain of $14,200 on the settlement coverage litigation with certain asbestos insurance carriers; and charges for severance costs of $(1,400).

(7)	Includes a valuation allowance for our domestic deferred tax assets of $(194,600) in 2001.

(8)	In 2002: we recognized $(150,500) of impairment losses upon adoption of Statement of Financial Accounting Standards No. 142,
“Goodwill and Other Intangible Assets.”

(9)	Amounts have been adjusted to reflect the impact of the one-for-twenty reverse split that was effective November 29, 2004.

(10)	The decline in backlog reflects, in part, the divestiture of Foster Wheeler Environmental Corporation in March 2003.

*	The impact of potentially dilutive securities such as outstanding stock options, warrants to purchase common shares, convertible securities and the non-vested portion of restricted common shares and restricted common share awards were not included in the calculation of diluted earnings per share due to their antidilutive effect.

**	Subsequent to the original filing of our 2004 Form 10-K, we concluded that our consolidated financial statements for the year ended
December 31, 2004 should be restated to correct an error in our December 31, 2004 pension valuation used in the preparation of our
December 31, 2004 consolidated financial statements. As more fully discussed in our 2004 Form 10-K/A filed on May 20, 2005, the error related to our domestic pension plan and resulted in an understatement of the pension benefit obligation, funding liability and pension contributions for plan year 2004, and understated pension liabilities and comprehensive loss reported in the 2004 Form 10-K.

USE OF PROCEEDS

     We expect, but are not obligated, to use the proceeds resulting from the exercise of warrants to reduce our outstanding indebtedness in transactions that we believe will be accretive to our shareholders. As of the commencement of the offers, however, we have no specific transactions identified as to what debt we expect to repay, if any, with the proceeds from the offers, or when such proceeds will be applied.

MARKET PRICE INFORMATION

The Common Shares

     The common shares were traded on the NYSE under the symbol “FWC” until November 14, 2003 and were subsequently quoted on the OTC Bulletin Board under the symbol “FWHLF.OB” until June 3, 2005. Since then, the common shares have been quoted on The Nasdaq Stock Market, Inc.’s National Market under the symbol “FWLT”.

     The table below sets forth, for the periods indicated, the high and low sales prices for the common shares as reported on the NYSE, the high and low bid prices for the common shares on the OTC Bulletin Board and the high and low sales prices for the common shares as reported on the Nasdaq National Market. The OTC Bulletin Board prices reflect inter dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. The common share prices have been adjusted for a one-for-twenty reverse stock split that was effected on November 29, 2004.

	Common Shares

	High	Low

2003
First Quarter	1.87	0.85
Second Quarter	3.00	1.20
Third Quarter	2.24	1.07
Fourth Quarter	1.38	0.75
2004
First Quarter	1.92	0.98
Second Quarter	1.83	1.08
Third Quarter	1.46	0.44
Fourth Quarter	17.00	8.40
2005
First Quarter	19.65	12.40
Second Quarter	20.61	12.85
Third Quarter	31.44	19.55
Fourth Quarter (through December 27, 2005)	37.89	26.26

     On December 27, 2005, the closing price of the common shares on the Nasdaq National Market was $37.10. As of December 22, 2005, there were approximately 57,398,815 common shares outstanding.

     As of December 22, 2005, there were approximately 5,079 preferred shares outstanding.

     Foster Wheeler Ltd. has not paid dividends on its common shares since July, 2001 and does not anticipate paying any dividends on its common shares or preferred shares in the foreseeable future. Under Bermuda law, Foster Wheeler Ltd. can only pay dividends if there are no reasonable grounds for believing that Foster Wheeler Ltd. is, or after the payment of such dividends would be, unable to pay its liabilities as they become due or that the realizable value of Foster Wheeler Ltd.’s assets would thereby be less than the aggregate of its liabilities, its issued share capital and its share premium accounts. In addition, under the terms of the senior credit agreement and the indentures governing the notes, Foster Wheeler Ltd.’s subsidiaries face restrictions on their ability to pay dividends to Foster Wheeler Ltd. In addition, certain of Foster Wheeler Ltd.’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory minimum capitalization requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law which could result in civil or criminal penalties.

The Warrants

     The Class A warrants and Class B warrants were issued on September 24, 2004, and were quoted on the OTC Bulletin Board under the symbols “FWWAF US” and “FWHWF US”, respectively, until June 3, 2005. Since then, the Class A warrants and Class B warrants have been quoted on The Nasdaq Stock Market, Inc.’s National Market under the symbols “FWLTW” and “FWLTZ”, respectively.

     The tables below set forth, for the periods indicated, the high and low bid prices on the OTC Bulletin Board and the high and low closing prices for the warrants as reported on the Nasdaq National Market. The OTC Bulletin Board prices reflect inter dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions. High and low bid prices for the warrants on the OTC Bulletin Board were not reasonably available prior to the first quarter of 2005 and, as such, have not been presented in the tables below.

	Class A Warrants

	High	Low

2005
First Quarter	18.50	8.00
Second Quarter	19.50	9.00
Third Quarter	37.15	18.93
Fourth Quarter (through December 27, 2005)	49.49	29.99

	Class B Warrants

	High	Low

2005
First Quarter	1.05	.50
Second Quarter	95.60
Third Quarter	1.55	.92
Fourth Quarter (through December 27, 2005)	2.05	1.24

     On December 27, 2005, the closing price of the Class A warrants and the Class B Warrants on the Nasdaq National Market was $47.74 and $2.00, respectively. As of December 22, 2005, there were approximately 4,114,517 Class A warrants and 35,180,454 Class B warrants outstanding.

DESCRIPTION OF THE OFFERS

Background and Purpose of the Offers

Purpose

     The purpose of the offers is to assist us in raising capital for the purpose set forth under “Use of Proceeds” by providing holders of our warrants with an incentive to exercise their warrants prior to the expiration date of the offers. In particular, successfully completing the offers will allow us to use the proceeds to reduce debt in transactions that we expect will be accretive to holders of our common shares and to improve our overall capital structure.

Background

     The Class A warrants were issued on September 24, 2004, in an equity-for-debt exchange offer. In that exchange offer, we exchanged: (1) Foster Wheeler’s common shares, Series B convertible preferred shares, or the preferred shares, and warrants to purchase common shares for $134.9 million 9.00% Preferred Securities, Series I issued by FW Preferred Capital Trust I (liquidation amount $25 per trust security), or the trust securities, including accrued dividends; (2) Foster Wheeler’s common shares and preferred shares for $206.9 million 6.50% Convertible Subordinated Notes due 2007 issued by Foster Wheeler Ltd., or the convertible notes; (3) Foster Wheeler’s common shares and preferred shares for $93.7 million outstanding Series 1999 C Bonds and Series 1999 D Bonds (as defined in the Second Amended and Restated Mortgage, Security Agreement, and Indenture of Trust dated as of October 15, 1999 from Village of Robbins, Cook County, Illinois to SunTrust Bank, Central Florida, National Association, as Trustee), or the Robbins bonds; and (4) Foster Wheeler’s common shares and preferred shares and $141.4 million of 10.359% senior secured notes due 2011, Series A of Foster Wheeler LLC for $188.6 million 6.75% Senior Notes due 2005 of Foster Wheeler LLC, or the 2005 notes. During our subsequent offering period we exchanged a further $72,500 of trust securities; $25,355 of Robbins bonds; and $45,000 of 2005 notes.

     The Class B warrants were distributed to existing common shareholders of Foster Wheeler Ltd. in connection with the equity-for-debt exchange offer.

     On June 3, 2005, the common shares of Foster Wheeler Ltd. began trading on the Nasdaq Stock Market under the symbol FWLT, along with our Class A warrants and Class B warrants which trade under the symbols FWLTW and FWLTZ, respectively. Previously our common shares had traded on the OTC Bulletin Board under the symbol FWLRF.OB.

     On May 10, 2005, we held a board of directors meeting. At this meeting, the Board discussed, among other matters, the benefits, considerations and financial impact to Foster Wheeler of further debt reduction. During this board of directors meeting, the board of directors authorized management to explore debt reduction strategies.

     On May 24, 2005, we retained Rothschild Inc. to provide us with certain financial advisory services in connection with debt reduction strategies. Upon being retained, Rothschild met with our senior management team and our legal advisors to analyze the implications for us of various debt reduction alternatives.

     On August 10, 2005, we completed an exchange of our common shares for our outstanding trust securities, accepting for exchange a total of 2,608,548 trust securities, constituting 91.6% of the trust securities then outstanding, in exchange for the issuance of 5,634,464 common shares of Foster Wheeler Ltd.

     On November 10, 2005, we completed an exchange of our common shares for our outstanding 10.359% Senior Secured Notes due 2011, accepting a total of $150 million in aggregate principal amount of the notes in exchange for the issuance of 6,026,981 of our common shares.

     Subsequent to the completion of the notes exchange offer, Foster Wheeler, its legal counsel and Rothschild began to explore additional debt reduction strategies, including raising capital by increasing the shares delivered upon the exercise of the warrants.

     During December of 2005, the possibility of the offers was discussed with certain institutional holders of our warrants to ascertain their interest in participating in an offer relating to the warrants. As of the launch of the offers, these institutional holders own approximately 61.5% of the Class A warrants.

     On December 22, 2005, our board met to discuss the proposed offers. After discussion, our board authorized management to proceed with the offers as described in this prospectus and to execute a lock-up agreement with certain institutional holders as described below.

     Our board approved the offers after determining that the offers were in our best interest and the interests of our shareholders: they will raise capital that will allow us to further reduce debt in transactions that are expected to be accretive to the common shareholders; they will simplify our capital structure and are likely to increase the liquidity of, and investor interest in, our common shares.

     Interests of Directors and Officers

     We have been informed that certain of our officers and directors intend to exercise warrants beneficially owned by them in the offers. Specifically, each of the following persons have indicated that they intend to exercise, upon the terms and subject to the conditions described in this prospectus, the number of warrants set forth opposite their name:

		Class B	Class A
Name	Title	Warrants	Warrants

Raymond J. Milchovich	Director, Chairman of the Board, President	1,000	—
	and Chief Executive Officer
Lisa Fries Gardner	Vice President and Secretary	3,588	—
Eugene D. Atkinson	Director	10,000	—
Joseph J. Melone	Director	26,500	12,700
James D. Woods	Director	15,000	—

     Except as set forth above, we are not aware of any intention to exercise warrants in the offers by our directors, officers or affiliates.

     Other than the sale of 6,000 Class B warrants at a price of $1.72 per warrant by Umberto della Sala, the chairman of Foster Wheeler Continental Europe, on December 5, 2005, neither we, nor any subsidiary of ours nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions in the warrants during the 60 business days prior to the date hereof.

     None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). Further, none of our or any of our directors or executive officers was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibitions or activities subject to, federal or state securities, laws, or a finding of any violation of federal or state securities laws.

     The business address and telephone number for each director and executive officer is the same as ours.

Lock-up Agreement

     We and the holders of approximately 61.5% of the outstanding Class A warrants have entered into a lock-up agreement dated December 22, 2005. Each warrant holder that signed the lock-up agreement has agreed:

  as long as the lock-up agreement is in effect, not to (i) directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of (other than to a person who is an affiliate of the holder, and such person agrees in writing to be bound by the terms of the lock-up agreement) or limit its right to vote in any manner any of the warrants held by it, or agree to do any of the foregoing, or (ii) take any action which would have the effect of preventing or disabling such warrant holder from performing its obligations under the lock-up agreement; and

  to deliver the documentation required to exercise its warrants in accordance with the terms of the offers and to tender the applicable exercise price within ten business days following the commencement of the offers, and so long as the offers substantially conform to the terms set forth in this prospectus and the related letter of transmittal (as they may be amended with the consent of the other parties to the lock-up agreement as provided therein), not to withdraw or revoke any exercise of its warrants unless the applicable offer is terminated in accordance with its terms.

     Unless the offers have been consummated as contemplated by the lock-up agreement, the lock-up agreement shall terminate upon the earliest to occur of:

  the consummation or earlier termination by us of the offers;

  the date that is five business days after the date of the lock-up agreement, if the offers have not been launched by such date;

  the date that is 60 calendar days following the date of the lock-up agreement, if the offers have not been consummated by such date;

  the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving us or any of our subsidiaries; or

  the commencement of a proceeding by any court or regulatory authority having jurisdiction over us seeking to enjoin, restrict, modify, or prohibit the offers.
Terms of the Offers

     Subject to the terms of the offers, we are seeking to encourage the exercise of all of our outstanding Class A and Class B warrants pursuant to the offers by offering warrant holders additional common shares for each warrant exercised prior to 5:00 p.m., New York City time, on the expiration date.

General

     Each warrant currently entitles its owner to purchase, in the case of the Class A warrants, 1.6841 common shares and, in the case of the Class B warrants, 0.0723 common shares, at a price of $9.378 per common share issuable thereunder. However, beginning on the date hereof and without increasing the exercise price of any warrants, upon the exercise of any warrant prior to 5:00 p.m., New York City time, on the expiration date, we will issue:

  0.0865 common shares per each Class A warrant exercised, in addition to the 1.6841 common shares issuable pursuant to the terms of the Class A warrants, which we refer to in this prospectus as the Class A offer; and

  0.0018 common shares per each Class B warrant exercised, in addition to the 0.0723 common shares issuable pursuant to the terms of the Class B warrants, which we refer to in this prospectus as the Class B offer and, together with the Class A offer, collectively referred to as the offers.

     Pursuant to the offers, the exercise price per warrant will not be increased in the offers. Consequently, as adjusted for the offers the effective exercise price will be reduced, in the case of the Class A warrants, to $8.92 per common share issuable thereunder and, in the case of the Class B warrants, to $9.15 per share issuable thereunder.

The Class A offer and the Class B offer are separate offers. We reserve the right, in our sole discretion to, among other things, separately: (1) amend the terms of either offer; (2) extend either offer, and to do so for different periods of time; (3) terminate or complete either offer; and (4) waive any or all of the conditions to either offer, subject to the terms of the lock-up agreement described above.

Settlement of Warrant Exercises

     As described in this prospectus, we will accept all elections to exercise warrants validly exercised and not validly withdrawn before 5:00 p.m., New York City time, on the expiration date. The acceptance of valid warrant exercises and the issuance of common shares thereunder will be made promptly following the expiration date. We expect the settlement date in each offer to be the fifth business day following the expiration date.

     Our transfer agent will, as a participant in The Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer program, issue the common shares to those warrant holders by effecting book-entries to electronically credit the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission System. The issuance of all common shares will be recorded on the register of shareholders.

     We will have accepted your valid exercise of warrants when we give oral or written notice to the warrant agent, which will occur promptly after the expiration date. If your election to exercise your warrants in the offers is not accepted because of an invalid exercise or another valid reason, we will return your exercise price to you along with your warrant certificate, if tendered, to you, without expense, promptly after the expiration date.

     We expressly reserve the right to terminate either offer and not accept any exercises of warrants if any of the conditions set forth under “—Conditions to the Offers” have not been satisfied or waived by us on or before 5:00 p.m., New York City time, on the expiration date. In all cases, the issuance of the common shares will only be made after timely receipt by the warrant agent of:

  payment of the exercise price in full;

  certificates representing the warrants, or by confirmation of book-entry transfer;

  together with a properly completed and duly executed letter of transmittal, a manually signed facsimile of the letter of transmittal, or satisfaction of the WARR Participant Terminal System (“PTS”) function of DTC’s Automated Tender Offer Program (“ATOP”) procedures; and

  any other documents required by the letter of transmittal.
Expiration Date; Extensions; Termination

     Each offer will expire at 5:00 p.m., New York City time, on January 27, 2006, or the expiration date, unless extended. We reserve the right to extend one, both or none of the offers in our sole discretion. In any event, we will hold the offers open for at least 20 business days from the date hereof. In order to extend either offer, we will issue a notice, on our website (www.fwc.com) and by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right to extend one, both or none of the offers in our absolute discretion. There can be no assurance, however, that we will exercise our right to extend the offers.

We reserve the right, in our sole discretion, to:
  delay accepting your warrant exercise;

  extend each offer; and

  terminate each offer, if any of the conditions to such offer have not been satisfied or waived by giving oral or written notice of any delay, extension or termination to the warrant agent, in accordance with the notice procedures described above relating to an extension of the offers prior to 5:00 p.m., New York City time, on the expiration date.

     All conditions to each offer will be satisfied or waived prior to the expiration of such offer unless such offer is terminated. We will issue common shares for each warrant properly exercised, and accepted promptly following the expiration of the offers.

     If we make a material change in the terms of either offer, we will disseminate additional offering materials and extend such offer to the extent required by law, and you will have the right to revoke your warrant exercise. Except as set forth in the next succeeding sentence, each offer will be extended by five business days if there are any material changes to the terms of such offer. If any changes are made to the consideration offered in an offer, such offer will be extended by ten business days.

     Notwithstanding any other provisions of the offers, we may terminate or, subject to the lock-up agreement, amend each offer in our sole discretion at any time prior to expiration of such offer if any of the conditions set forth below are not satisfied or waived. Upon the termination of an offer for any reason, any warrants previously exercised in such offer will be promptly returned along with the applicable exercise price. No interest will accrue or be payable upon amounts deposited representing the exercise price of the warrants.

Conditions to the Offers

     Notwithstanding any other provisions of the offers, each offer is conditioned upon the following:

no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to such offer, or the exercise of warrants for common shares under such offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of such offer, or the exercise of warrants for common shares under such offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the offer or the exercise of warrants for common shares under such offer;

there shall not have occurred:

—	any general suspension of or limitation on trading in securities on the Nasdaq Stock Market or in the over-the-counter market, whether or not mandatory,

—	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

—	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States,

—	any limitation, whether or not mandatory, by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or

—	in the case of any of the foregoing existing at the time of the commencement of the offers, a material acceleration or worsening thereof; and

the warrant agent under the warrant agreement shall not have objected in any respect to, or taken any action that could, in our reasonable judgment, adversely affect the completion of the offers, or the exercise of warrants for common shares under the offers, nor shall the warrant agent have taken any action that challenges the validity or effectiveness of the procedures used by us in making the offers, or the exercise of warrants for common shares under the offers.

     Subject to the lock-up agreement, we may, in our sole discretion, waive any of the conditions to the offers prior to expiration date. The conditions to the offers are, for our sole benefit, and may be waived at any time prior to expiration of the offers for any reason. Our failure to exercise any of our rights will not be a waiver of our rights. If we waive a material condition to an offer, we will notify the applicable warrant holders of such waiver and hold the offer open for acceptances and revocations for at least five business days after the notification of the waiver of such condition.

     The offers are not conditioned upon any minimum number of warrants being exercised. The offers are also not conditioned upon one another. Either may be amended, extended or completed independently of the other.

Procedures for Exercising Your Warrants

General

     Only a holder of warrants or the holder’s legal representative or attorney-in-fact, or a person who has obtained a properly completed irrevocable proxy acceptable to us that authorizes such person, or that person’s legal representative or attorney-in-fact, to exercise warrants on behalf of the warrant holder, may validly exercise the warrants in the offers.

     In order for a warrant holder to receive common shares, such holder must validly exercise his or her warrants pursuant to the applicable offer and not withdraw such exercise prior to the expiration date.

     The delivery of exercised warrants through DTC and acceptance of an agent’s message (as defined below) transmitted through the WARR PTS function of DTC’s ATOP procedures, and the method of delivery of all other required documents, is at the election and risk of the person exercising warrants and delivering a letter of transmittal and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the warrant agent. If delivery of any document is by mail, we suggest that the holder use properly insured, registered mail, with a return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the warrant agent prior to the expiration date.

Exercise of Warrants

     The exercise of warrants pursuant to the procedures set forth below, and the subsequent acceptance of that exercise by us, will constitute a binding agreement between that warrant holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal.

Payment Upon Exercise

     Payment of the exercise price must be made in United States funds (by certified check, cash or bank draft) payable to the order of Foster Wheeler Ltd. and must accompany a properly completed and duly executed letter of transmittal, including the election to purchase contained therein (or a facsimile thereof), together with any signature guarantees and any other document required by the instructions to the letter of transmittal, or a properly transmitted agent’s message. All funds received in connection with the exercise of warrants will be placed in a separate account until we accept such warrants for payment. Following the consummation of the offers, such funds will remain in a separate account until such time as they are applied in the manner described under “Use of Proceeds.”

Valid Exercise

     Except as set forth below, for a warrant holder to validly exercise his or her warrants pursuant to the offers, a properly completed and duly executed letter of transmittal, including the election to purchase contained therein (or a facsimile thereof), together with any signature guarantees and any other document required by the instructions to the letter of transmittal, or a properly transmitted agent’s message, must be received by the warrant agent prior to

5:00 p.m., New York City time, on the expiration date and such warrants must be transferred pursuant to the procedures for book-entry transfer described under “—Book-Entry Delivery Procedures” below and a book-entry confirmation (as defined below) must be received by the warrant agent, in each case prior to 5:00 p.m., New York City time, on the expiration date.

     The letter of transmittal and warrant certificates must be sent only to the warrant agent. Do not send letters of transmittal or warrants to Foster Wheeler Ltd.

     In all cases, notwithstanding any other provision of the offers, the issuance of common shares under the offers will be made only after timely receipt by the warrant agent of (1) your warrant certificates or a book-entry confirmation with respect to such warrants being exercised, (2) the letter of transmittal, including the election to purchase contained therein (or a facsimile thereof) properly completed and duly executed or a properly transmitted agent’s message, (3) any required signature guarantees and other documents required by the letter of transmittal and (4) payment of the exercise price.

Partial Exercise Permitted

     Partial exercise of a holder’s warrants according to these terms will be permitted. Any warrants not exercised during the period of the offers shall remain exercisable in accordance with the original terms of such warrants. See “Description of the Warrants”.

     If you exercise less than all of your outstanding warrants, you should fill in the number of warrants so exercised in the appropriate box on the letter of transmittal and tender the requisite exercise price. Unless otherwise indicated, you will be deemed to have exercised that number of warrants that corresponds with the amount of the exercise price actually tendered.

Book-Entry Delivery Procedures

     Within two business days after the date of this prospectus, the warrant agent will estab1ish accounts at DTC for purposes of the offers, and any financial institution that is a DTC participant and whose name appears on a security position listing as the record owner of warrants may make book-entry delivery of such warrants by causing DTC to transfer such warrants into the warrant agent’s account at DTC in accordance with DTC’s procedure for such transfer.

     A letter of transmittal, including the election to purchase contained therein (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees, or a properly transmitted agent’s message, must in any case be transmitted to and received by the warrant agent at one of the addresses set forth in this prospectus on or prior to the expiration date. The confirmation of a book-entry transfer into the warrant agent’s account at DTC as described above is referred to as a “book-entry confirmation.”

Exercise of Warrants Held Through DTC

     The warrant agent and DTC have confirmed that the offers are eligible for the WARR PTS function of DTC’s ATOP procedures. DTC has authorized any DTC participant who has warrants credited to its DTC account to exercise their warrants as if it were the beneficial holder. Accordingly, DTC participants may, in lieu of physically completing and signing the letter of transmittal and delivering it to the warrant agent, electronically transmit their acceptance of the offers (and thereby exercise their warrants) by causing DTC to exercise and transfer warrants to the warrant agent in accordance with the WARR PTS function of DTC’s ATOP procedures for transfer. DTC will then send to the warrant agent an agent’s message, which is a message transmitted by DTC, received by the warrant agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC that is exercising and delivering warrants that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     Holders of warrants desiring to exercise and deliver their warrants by 5:00 p.m., New York City time, on the expiration date must allow sufficient time for completion of DTC’s procedures during normal business hours of DTC on that date.

Exercise of Warrants Held Through Custodians

     To validly exercise warrants pursuant to the offers, a beneficial owner of warrants held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, must instruct that holder to exercise the beneficial owner’s warrants on behalf of the beneficial owner. A letter of instructions is included in the materials provided with this prospectus. The letter to custodians may be used by a beneficial owner to instruct a custodian to exercise and deliver warrants on the beneficial owner’s behalf.

     Unless the warrants being exercised are delivered to the warrant agent by 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message, we may, at our option, treat such exercise as invalid. Issuance of common shares upon exercise of warrants will be made only against the valid exercises of the warrants.

Signature Guarantees

     Signatures on the applicable letter of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, each a medallion signature guarantor, unless the warrants exercised are delivered: (1) by a holder whose name appears on a security position listing as the owner of those warrants who has not completed any of the boxes entitled “Special Instructions” or “Special Delivery Instructions” on the applicable letter of transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible guarantor institution.”

     If the warrant holder is a person other than the signer of the related letter of transmittal, or if exercised warrants are not accepted or were revoked and are to be returned to a person other than the registered holder or a DTC participant, then the signatures on the letter of transmittal accompanying the warrants must be guaranteed by a medallion signature guarantor as described above.

     The method of delivery of the letter of transmittal, any required signature guarantees and any other required document’s, including delivery through DTC, is at the option and risk of the exercising warrant holder and, except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the warrant agent. In all cases, sufficient time should be allowed to ensure timely delivery.

     Neither us nor any of our directors, officers or employees makes any recommendation to any holder of a warrant as to whether to exercise all or any warrants. Each holder of a warrant must make his or her own decision as to whether to exercise warrants and, if so, how many warrants to exercise.

Determination of Validity

     All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any exercise of warrants will be determined by us, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any or all exercised of warrants that we determine are not in proper form or the acceptance for exercise that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any exercise of warrants. Neither us nor any other person will be under any duty to give notice of any defect or irregularity in exercised, nor shall any of them incur any liability for failure to give any such notice.

     The exercise of warrants pursuant to the procedure described above will constitute a binding agreement between the exercising warrant holder and us upon the terms of the offers.

Withdrawal Rights

     The exercise of warrants pursuant to either offer may be withdrawn at any time prior to the expiration date. An exercising warrant holder may also withdraw the exercise of any warrants not yet accepted for payment (i.e., we have not yet issued common shares in connection with the exercise of the warrants) within forty (40) business days after the commencement of the offers. Any warrant exercise may be revoked at any time during which the applicable offer remains open, including during any extension. In the event of a termination of an offer, warrants exercised pursuant to that offer will be returned promptly to the exercising warrant holder.

     Beneficial owners desiring to withdraw exercised warrants previously delivered through DTC should contact the DTC participant through which such beneficial owners holds their warrants. In order to withdraw previously exercised warrants, a DTC participant may, prior to the expiration date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (1) withdrawing its acceptance through the WARR PTS function, or (2) delivering to the warrant agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a warrant exercise only if such withdrawal complies with the provisions described in this paragraph.

     Registered holders who exercised their warrants other than through DTC should send written notice of withdrawal to the warrant agent specifying the name of the warrant holder who exercised the warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the warrants being withdrawn are held for the account of an Eligible Guarantor Institution. Withdrawal of a prior warrant exercise will be effective upon receipt of the notice of withdrawal by the warrant agent. Selection of the method of notification is at the risk of the warrant holder, and notice of withdrawal must be timely received by the warrant agent.

     Withdrawals of warrant exercises may not be rescinded and any warrant exercise that is withdrawn will thereafter be deemed not validly exercised for purposes of the offers. Properly withdrawn warrant exercises, however, maybe re-exercised by following the procedures described above at any time prior to the expiration date.

     All questions as to the form and validity (including time of receipt) of any notice of revocation will be determined by us, in our sole discretion, which determination shall be final and binding. Neither us nor any other person will be under any duty to give notification of any defect or irregularity in any notice of revocation or incur any liability for failure to give any such notification.

No Restrictions on Transferability

     A registration statement, of which this prospectus forms a part, has been filed with the Securities and Exchange Commission, to register the shares to be issued upon exercise of the warrants under the Securities Act of 1933, as amended. As such, the common shares to be issued upon the exercise of the warrants in the offers will, in general, be freely tradeable under the U.S. securities laws.

Source and Amount of Funds; Fees and Expenses

     Due to the fact this transaction is an offer to holders to exercise their existing warrants, there is no source and total amount of funds or other consideration applicable to us. We will use existing working capital to pay expenses associated with this transaction.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting the exercise of warrants pursuant to the offers.

Warrant Agent

     Mellon Investor Services LLC has been appointed as the warrant agent under the warrant agreement governing the warrants.

Information Agent

     Morrow & Co., Inc. has been appointed as the information agent for the offers. Questions about the offers or requests for additional copies of this prospectus and the related letter of transmittal should be directed to the information agent at its address or telephone number set forth on the back cover of this prospectus.

DESCRIPTION OF SHARE CAPITAL

     The following description of Foster Wheeler Ltd.’s share capital summarizes certain provisions of Foster Wheeler Ltd.’s memorandum of association and bye-laws and a certificate of designation in respect of the preferred shares and of applicable Bermuda law. Such summaries are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of Foster Wheele1r Ltd.’s memorandum of association and bye-laws, and the certificate of designation in respect of the preferred shares, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read those exhibits carefully.

General

     Foster Wheeler Ltd. is an exempted company incorporated under the Companies Act 1981 of Bermuda on December 20, 2000 and registered with the Registrar of Companies in Bermuda under registration number 29761. Foster Wheeler Ltd.’s registered office is located at 2 Church Street, Hamilton, HM 11, Bermuda. Our agent for service of process in the United States in connection with this offering is Foster Wheeler LLC, Perryville Corporate Park, Clinton, NJ 08809-4000, USA.

Share Capital

     As of December 22, 2005, the authorized share capital of Foster Wheeler Ltd. consisted of 74,390,313 common shares, par value US$0.01 per share and 905,135 preferred shares par value US$0.01 per share. 400,000 preferred shares are designated in Foster Wheeler Ltd.’s bye-laws as Series A Junior Participating Preferred Shares, 419,920 remain designated by authority of Foster Wheeler Ltd.’s board of directors as Series B convertible preferred shares (liquidation preference $0.01 per preferred share) and 85,215 can, at the discretion of Foster Wheeler Ltd.’s board of directors, be designated as other series of preferred shares. As of December 22, 2005, there were 57,398,815 common shares issued and outstanding, excluding 13,438,501 common shares issuable upon exercise of options and warrants granted and available for grant as of December 22, 2005, excluding 606,788 common shares issuable under the Foster Wheeler Ltd. management restricted stock plan, and excluding the common shares issuable upon conversion of the convertible notes, and approximately 9,768 Series B convertible preferred shares issued and outstanding. All of the issued and outstanding common shares and preferred shares are fully paid.

     Subject to any resolution of the shareholders to the contrary, the board of directors of Foster Wheeler Ltd. is authorized to issue any authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote shares of Foster Wheeler Ltd.

Common Shares

     Generally. Foster Wheeler Ltd.’s common shares, into which the Series B convertible preferred shares are convertible, are quoted on The Nasdaq Stock Market, Inc.’s National Market under the symbol “FWLT”. Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights.

     Liquidation Rights. In the event of the liquidation, dissolution or winding up of Foster Wheeler Ltd., the holders of common shares are entitled to share equally and ratably (with the holders of other shares of Foster Wheeler Ltd., entitling the holders to liquidation rights pro rata with the common shares, including holders of preferred shares) in the assets, if any, remaining after the payment of all of Foster Wheeler Ltd.’s debts and liabilities, subject to any liquidation preference on any outstanding preferred shares.

     Voting Rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by Foster Wheeler Ltd.’s bye-laws, resolutions to be approved by holders of common shares require approval by an affirmative majority of the votes cast at a meeting at which a quorum is present. The common shares and, prior to their becoming convertible, the preferred shares will vote together as a single class except in the case of circumstances which constitute a variation of the rights of the common shares or the preferred shares, as described below or as required by applicable law, when holders of common shares and preferred shares will each vote as a separate class.

     The bye-laws of Foster Wheeler Ltd. provide that any variation of the rights attached to the common shares, whether by the amendment, alteration or repeal of the terms of the memorandum of association and bye-laws of Foster Wheeler Ltd. relating to the common shares or resulting from any merger, amalgamation or similar business combination, or otherwise would require the approval of holders of at least three fourths of the issued and outstanding common shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed by the requisite majority at a meeting of the holders of the common shares at which a quorum consisting of at least two persons holding or representing one-third of the issued and outstanding common shares is present.

     Dividend Rights. Foster Wheeler Ltd.’s board of directors may declare and pay dividends on the common shares or the preferred shares or make distributions out of contributed surplus from time to time unless there are reasonable grounds for believing Foster Wheeler Ltd. is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. There are no restrictions on Foster Wheeler Ltd.’s ability to transfer funds, other than funds denominated by Bermuda dollars, in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preferred shares. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Foster Wheeler Ltd. and/or specific assets.

Preferred Shares

Generally

     Foster Wheeler Ltd.’s board of directors may establish one or more series of preferred shares without any further shareholder approval. The board may fix the number, designations, rights, preferences, limitations and voting rights of such series, provided that such provisions must, at a minimum, (1) entitle the holders of such shares, voting as a class, to elect at least two directors upon certain defaults with respect to the payment of dividends; and (2) require the affirmative approval of holders of at least two-thirds of the issued preferred shares for any amendments to the memorandum of association or bye-laws of Foster Wheeler Ltd. altering materially any provision of such shares. Such rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of Foster Wheeler Ltd.

Terms of the Series B Convertible Preferred Shares

     1,014,785 preferred shares were initially designated the “Series B Convertible Preferred Shares” pursuant to a certificate of designation adopted by resolution of the board of directors of Foster Wheeler Ltd. on September 24, 2004 and as of December 22, 2005, 5,079 such shares are issued and outstanding. As of December 22, 2005, approximately 594,865 preferred shares had been converted into common shares. Each conversion of a preferred share into common shares reduces the total number authorized preferred shares, and increases the total number of authorized common shares, by one share. Consequently, as of December 22, 2005, the total number of authorized Series B convertible preferred shares was 419,920 shares. In this section, and in this prospectus generally, we refer to the Series B convertible preferred shares as the preferred shares. The material terms of the preferred shares are described below. The description contained in this section is qualified in its entirety by the certificate of designation relating to the preferred shares which has been filed as an exhibit to the registration statement of which this prospectus is a part. Holders of preferred shares have no pre-emptive, redemption, or sinking fund rights.

     Conversion Rights. The certificate of designation provides that each preferred share is convertible at the holder’s option into 65 common shares.

     In order to effect a conversion of preferred shares, a holder must deliver a notice of conversion to Foster Wheeler Ltd. Upon receipt by Foster Wheeler Ltd. of the notice of conversion, the holder’s preferred shares will immediately cease to have the rights and restrictions of a preferred share, and the holder will simultaneously receive common shares in accordance with the terms outlined above. We delivered a copy of the form of notice of conversion to each holder of preferred shares on November 15, 2004. We will also deliver a copy of such notice at any time at the request of a holder of preferred shares. Upon such a conversion of the preferred shares, the number of authorized preferred shares will decrease and the number of authorized, issued and outstanding common shares will increase by a proportionate amount.

     Voting Rights. The preferred shares have no voting rights except in limited circumstances described below, or as required under Bermuda law and Foster Wheeler Ltd.’s bye-laws.

     The terms of the preferred shares provide that any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws or the certificate of designation relating to the preferred shares which would affect the powers, preferences or rights of the preferred shares, including but not limited to variations resulting from or in connection with any merger, amalgamation or asset sale, will require the approval of holders of at least three fourths of the issued and outstanding preferred shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed by the requisite majority at a meeting of the holders of the preferred shares at which a quorum consisting of at least two persons holding or representing one third of the issued and outstanding preferred shares is present.

     Foster Wheeler Ltd. will cause a notice of any meeting at which holders of the preferred shares are entitled to vote to be given to each registered holder of preferred shares in accordance with its bye-laws.

     Dividend Rights. The preferred shares have the right to receive dividends, when, as and if declared by the board of directors of Foster Wheeler Ltd., and paid on the common shares on a pro rata basis, as though the preferred shares had been converted immediately prior to the declaration of such dividend. Foster Wheeler Ltd.’s board of directors may declare and pay dividends on the common shares and preferred shares or make distributions to shareholders out of contributed surplus from time to time unless there are reasonable grounds for believing that Foster Wheeler Ltd. is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. There are no restrictions on Foster Wheeler Ltd.’s ability to transfer funds, other than funds denominated by Bermuda dollars, in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares or preferred shares. The board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Foster Wheeler Ltd. and/or specific assets. In addition, the holders of preferred shares will be entitled to dividends as set forth below, in each case subject to Bermuda law.

     Under a lockup agreement that we entered into in connection with the equity-for-debt exchange offer, we have agreed, and the certificate of designation provides:

(1) that, within five business days following the issue date of the preferred shares (i) we shall have increased the number of directors of Foster Wheeler Ltd. from seven to eight and, until the actions described in clause (iii) of this paragraph (1) have been taken, we shall not increase the number of directors to more than eight; (ii) three of the six incumbent independent directors of Foster Wheeler Ltd. shall have resigned; and (iii) the continuing members of the board of directors of Foster Wheeler Ltd. shall have nominated and appointed four directors proposed by the holders who are party to the lockup agreement that qualify as independent directors and are reasonably acceptable to the continuing members of the board of directors. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take any of the actions described in, or take any action prohibited under, the first sentence of this paragraph, then on the sixth business day following the issue date that occurs before the preferred shares become optionally convertible, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the sixth business day following the issue date, if we have not taken any of the actions described in, or takes any action prohibited under, clauses (i), (ii) and (iii) of the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Notwithstanding the foregoing, we shall not be required to declare or pay any dividend under this paragraph unless the holders who were party to the lockup agreement have delivered to us the names and resumes of no less than seven potential nominees that are in each case independent of management and are reasonably expected to be reasonably acceptable to the continuing members of the board on or before the date that is two weeks prior to the date such dividends would have otherwise been required to be declared and paid. As of October 1, 2004, we had satisfied each clause of this provision.

     (2) as soon as practicable following the first issue date of the preferred shares, and in any event no later than thirty calendar days thereafter, to file a preliminary proxy statement with the Commission regarding meetings of the shareholders of Foster Wheeler Ltd. in order to recommend adoption and approval of the following actions: (A) to authorize a reverse split (i.e., consolidation) of its issued and outstanding common shares on a one-to-twenty basis; provided that such reverse split shall be effective subject to and following the shareholder votes on the matters set forth in clauses (B) and (C) hereof, (B) to approve the Par Value Reduction, (as defined in the certificate of designation) and (C) to increase its authorized capital sufficient to allow conversion of the preferred shares (taking into account any outstanding warrants, options and similar rights for which common shares have been or may be separately reserved). The reverse stock split must be approved by a majority of votes cast by the shareholders as a whole and by holders of three fourths of the issued and outstanding common shares voting as a separate class. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to file such proxy statement, then on the 31st day following the issue date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the 31st day following the issue date, if we have not filed such proxy statement, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of October 15, 2004, we had satisfied each clause of this provision.

     (3) that we will mail the proxy statement described above within five business days following the date that the Commission clears such proxy to be mailed. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take the action described in the first sentence of this paragraph, then on the sixth day following such clearance date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the sixth day following such clearance date, if we have not mailed such proxy, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of October 29, 2004, we had satisfied this provision.

     (4) that we will convene meetings of the shareholders of Foster Wheeler Ltd. to approve the actions described in clauses (A), (B) and (C) of paragraph (2) above on or prior to November 30, 2004. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take the action described in the first sentence of this paragraph, then on December 1, 2004, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of December 1, if we have not taken the action described in the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. As of November 29, 2004, we had satisfied this provision.

     (5) that we will use our commercially reasonable best efforts to (i) list the common shares on the New York Stock Exchange or the NASDAQ Stock Market as promptly as practicable; provided that we shall not be obliged to apply for such listing until such time as we reasonably believe we meet the applicable listing criteria, (ii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the preferred shares on the OTC Bulletin Board or, at such time as we meet the applicable listing criteria, to list the preferred shares on the New York Stock Exchange or the NASDAQ Stock Market; provided that we shall not be obligated to apply for such listing until such time as we reasonably believe we meet the applicable listing criteria and (iii) to cooperate to the extent allowed by applicable laws or rules in facilitating the quotation of the warrants on the OTC Bulletin Board or, at such time as we meet the applicable listing criteria, to list the warrants on the New York Stock Exchange or the NASDAQ Stock Market; provided that we shall not be obligated to apply for such listing until such time as we reasonably believe we meet the applicable listing criteria, in each case as promptly as practicable if the preferred shares have not become convertible as described above on or prior to November 30, 2004, provided that, after the preferred shares have become convertible, we have agreed not to apply to list, and if listed, to use our reasonable best efforts (which in any event shall include any action within our control) to promptly delist, the preferred shares. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to use our commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, to cooperate under clauses (ii) or (iii) of the first sentence of this paragraph as it relates to listing but not delisting of the preferred shares then on the 30th business day following the receipt of notice of such failure from the holders of 25% of the preferred shares outstanding, if such failure shall not have been cured prior to such date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the first such payment date, if we have not used our commercially reasonable best efforts to take such actions as may be required under clause (i) of the first sentence of this paragraph, or to cooperate under clauses (ii) or (iii) of the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of June 3, 2005 we had satisfied each clause of this provision.

     (6) that we will take all steps necessary to adopt the appropriate amendments to the organizational documents of Foster Wheeler Ltd. to effect the actions described in the first sentence of paragraph (2) above, including (A) adopting board resolutions recommending such actions, (B) distributing timely notice of such meetings to its shareholders, (C) complying with applicable proxy solicitation requirements as soon as practicable, (D) if a quorum is not present on a scheduled date of any such meeting, postponing and reconvening such meeting at least twice and (E) with respect to the action described in clause (B) of paragraph (2) above, duly conveying and holding a separate general meeting of the holders of the common shares. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we fail to take such actions as may be required under the first sentence of this paragraph, then on the 30th business day following receipt of notice of such failure from the holders of 25% of the preferred shares outstanding, if such failure shall not have been cured prior to such date, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. Thereafter, on each quarterly anniversary of the first such payment date, if we have failed to take such action as may be required under the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $1,000,000, in preference to and to the exclusion of the holders of the common shares. As of November 29, 2004, we had satisfied each clause of this provision.

     (7) that (i) we will adopt the board resolution necessary to issue the common shares issuable upon conversion of the preferred shares on the date that the certificate of designation is approved in final form, with effect on the date on which the preferred shares are issued and (ii) following its adoption, we are required (x) to refrain from taking any action to impair, rescind or alter such resolution following its adoption, to at all times after our authorized capital has been increased as described in paragraph (2) above, reserve that number of common shares (taking into account any outstanding warrants, options and similar rights for which the common shares have been or may be separately reserved) sufficient to allow, and maintain sufficient share premium to effect, the conversion of the preferred shares and issuance of related common shares. Subject to local law (and without limiting and in addition to the holders’ right to specific performance under the lockup agreement), if we have failed to take the action described in clause (i), or if we have failed to take or to refrain from taking, as the case may be, the actions described in clause (ii) of the first sentence of this paragraph, then on the sixth day following its failure, we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregate amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. Thereafter on each quarterly anniversary of the first such payment date, if we have not taken the action described in clause (i) (or refrain from taking the action described in clause (ii)) of the first sentence of this paragraph, then we shall declare and pay a dividend on the issued and outstanding preferred shares in the aggregated amount of $2,500,000, in preference to and to the exclusion of the holders of the common shares. As of November 29, 2004, we had satisfied each clause of this provision.

     (8) all dividends payable on the preferred shares shall be cumulative. Without limiting any other rights of the holders under the certificate of designation (including, without limitation, the rights to receive dividends payable under the certificate of designation and the right under the lockup agreement to be paid an amount equal to any dividends not paid as required under the Certificate of Designation) or under the lockup agreement (including the holders’ right to specific performance thereunder), upon the default of the equivalent of six quarterly dividends on the preferred shares, the holders may, voting as a class, elect at least two members of our board of directors at each annual general meeting of Foster Wheeler Ltd., such right to continue until all dividends payable hereunder have been paid in full.

     Capital Distribution. The preferred shares will have the right to receive a pro rata share of any return or distribution by Foster Wheeler Ltd. of its share capital to holders of common shares, whether by way of a repurchase of common shares, a reduction of issued share capital, a bonus issue of shares (except any bonus issue made in accordance with and to effect the conversion rights described above) or otherwise as though the preferred shares had been converted into common shares prior to the return or distribution, whether or not the share capital has been increased and the shares have in fact become convertible.

     Liquidation Rights. The preferred shares have a liquidation preference of $0.01.

     There are currently no issued and outstanding shares of Foster Wheeler Ltd. that rank senior in right of payment to the preferred shares upon liquidation, dissolution or winding up. The preferred shares rank equally with the issued and outstanding common shares of Foster Wheeler Ltd. upon liquidation, dissolution or winding up as though the preferred shares had been converted immediately prior to such liquidation, dissolution or winding up, whether or not the share capital has been increased and the shares have in fact become convertible and, as such, will share equally and ratably in the assets, if any, remaining after the payment of all of Foster Wheeler Ltd.’s debts and liabilities and the liquidation preference. For a discussion of risks relating to future issuances of additional preferred shares, see “Risk Factors—Risk Factors Relating to the Shares and Warrants—A future issuance of additional preferred shares of Foster Wheeler Ltd. may adversely affect the rights of Foster Wheeler Ltd.’s equity holders.”

     Liability for Further Calls or Assessments. The preferred shares are duly and validly issued and are not subject to further calls or assessments.

     Listing. The preferred shares are not listed on an exchange or quoted on any national securities association.

     Fractional Shares. The preferred shares may be issued as fractional shares and Bermuda law and our bye-laws allow the transfer and sale of fractional shares.

Variation of Rights

     The rights attaching to any class of shares, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of all of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority in number equal to three fourths of the issued shares at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Any action which may be construed to constitute a variation of the rights of a class of shares including but not limited to variations resulting from or in connection with mergers, amalgamations, and asset sales, may give the holders of the affected class of shares the right to vote in respect of the variation as a separate class. The creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. Under Bermuda law, the holders of a class of shares may also be entitled to vote separately as a class in certain other circumstances including, but not limited to, a scheme of arrangement under the Companies Act as described below. See “Compulsory Acquisition of Shares Held by Minority Holders.”

Repurchase

     Under Foster Wheeler Ltd.’s bye-laws and subject to the solvency and minimum capital requirements of the Companies Act, Foster Wheeler Ltd. may purchase any issued common shares or preferred shares in the circumstances and on the terms as are agreed by Foster Wheeler Ltd. and the holders of common shares or preferred shares, as applicable, from time to time. No repurchase may be effected if there are reasonable grounds for believing that Foster Wheeler Ltd. is, or after effecting the repurchase would be, unable to pay its liabilities as they become due. A repurchase of more than 10% of the shares from a shareholder for more than market value requires the prior approval of the board of directors and the holders of a majority of all voting shares.

Transfer of Shares

     Foster Wheeler Ltd.’s fully paid shares are transferable by a transfer form signed by the transferor and delivered to Foster Wheeler Ltd. or its transfer agent together with the certificate, if any, for such shares. Foster Wheeler Ltd.’s board of directors may refuse to register, or otherwise restrict, the transfer of any share if the board believes that the transfer would cause Foster Wheeler Ltd. to violate any applicable law or if the transfer is not in accordance with the bye-laws.

Meetings of Shareholders

     Foster Wheeler Ltd. must convene at least one general meeting of shareholders each calendar year. A general meeting of shareholders may be called by Foster Wheeler Ltd.’s board of directors and a special meeting of shareholders must be called upon the request of not less than 10% of Foster Wheeler Ltd.’s voting shares. Foster Wheeler’s bye-laws require not more than 60 and at least 10 days’ notice of an annual general meeting must be given to each shareholder entitled to vote at such meeting, and not less than 30 nor more than 60 days’ notice of a special general meeting must be given. The quorum required for a general meeting of shareholders is one or more persons present in person and representing in person or by proxy in excess of 50% of Foster Wheeler Ltd.’s issued voting shares.

Access to Books and Records and Dissemination of Information

     Members of the general public have the right to inspect the public documents of Foster Wheeler Ltd. at the office of the Registrar of Companies in Bermuda. These documents include the memorandum of association, including its objects and powers, and certain alterations to its memorandum of association. Shareholders may inspect Foster Wheeler Ltd.’s bye-laws, minutes of general meetings and the audited financial statements, which must be presented at the annual general meeting. The register of members is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of members must be open for inspection for not less than two hours in any business day (but may be closed for not more than thirty days in a year). Foster Wheeler Ltd.’s register of directors and officers is maintained at its registered office in Bermuda and is open for inspection for not less than two hours in any business day by members of the public without charge.

Election and Removal of Directors

     Foster Wheeler Ltd.’s board of directors may consist of between three and twenty directors. The number of directors within such range is fixed from time to time by the board. Foster Wheeler Ltd.’s board of directors resolved that, as of October 1, 2004, the board of directors would be comprised of eight directors and as of October 1, 2004, there were eight directors. The board is divided into three classes that are, as nearly as possible, of equal number. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting.

     Any shareholder wishing to nominate for election as a director someone who is not nominated by Foster Wheeler Ltd.’s board of directors must give notice of the intention to nominate the person for election. Such notice must be given not less than one-hundred and twenty days before release of Foster Wheeler Ltd.’s proxy statement in connection with the previous year’s annual general meeting.

     A director may be removed, with cause, by the affirmative vote of the holders of at least 66 2 / 3 % of the shares entitled to vote for the election of directors, provided notice is given to the director of the shareholders meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Under Foster Wheeler Ltd.’s bye-laws, the board of directors is responsible to fill vacancies on the board and any newly created directorships.

Amendment of Memorandum of Association and Bye-laws

     Foster Wheeler Ltd.’s memorandum of association may be amended by a resolution passed at a duly called general meeting of shareholders. Upon compliance with applicable Bermuda law, amendments to the memorandum of association may be subjected to review by a Bermuda court by dissenting shareholders holding not less than 20% of the par value of Foster Wheeler Ltd.’s issued capital or any class thereof.

     Foster Wheeler Ltd.’s bye-laws may be amended by resolutions of the board of directors and shareholders, or by the unanimous vote of the shareholders without prior approval of the board. Any proposed amendment to the bye-law relating to removal of directors, however, must be approved by the board and the affirmative vote of at least 75% of the shareholders. Any amendment to vary the rights attached to a class of shares must comply with the bye-law relating to a variation of class rights.

     Any amendment, alteration or repeal of the terms of the memorandum of association and bye-laws which would affect the powers, preferences or special rights of the preferred shares or vary the rights of the common shares will require the approval of holders of at least three fourths of the outstanding affected class of shares, voting as a separate class. This approval can be evidenced either by a unanimous consent in writing or by a resolution passed at a meeting of the holders of the affected class of shares at which a quorum consisting of at least two persons holding or representing one third of the issued and outstanding affected class of shares is present.

Amalgamations and Business Combinations

     Foster Wheeler Ltd.’s bye-laws provide that a merger or an amalgamation must be approved by 66 2 / 3 % of the votes cast at a general meeting of the shareholders at which the quorum shall be one or more persons representing more than 50% of the issued voting shares.

     Certain business combinations (which include an amalgamation) entered into with a shareholder that beneficially owns, directly or indirectly, 20% or more of the voting shares of Foster Wheeler Ltd. that have not been approved by the board of directors prior to the acquisition date of such holding must be approved by the holders of a majority of the voting shares that are not held by such shareholder, its affiliates or associates, at a meeting held no earlier than five years following such acquisition date.

Appraisal Rights and Shareholder Suits

     A shareholder who is not satisfied that fair value has been offered for such shareholder’s shares on an amalgamation may apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company if the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company’s memorandum of association or bye-laws. A Bermuda court would also be expected to review acts that are alleged to constitute a fraud against the minority shareholders or any act which requires the approval of a greater percentage of the shareholders than that which actually approved it.

     When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves

     Pursuant to Foster Wheeler Ltd.’s bye-laws, the board of directors may capitalize any part of the amount of its share premium or other reserve accounts or any amount credited to its profit and loss account or otherwise available for distribution by applying such sum in paying up (1) unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders or any class thereof; or (2) in full or partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar and Transfer Agent

     Mellon Investor Services LLC serves as registrar and transfer agent of Foster Wheeler Ltd. in the United States.

Untraced Shareholders

     Foster Wheeler Ltd.’s bye-laws provide that the board of directors may forfeit any dividend or bonuses which remain unclaimed for six years from the date of declaration.

Compulsory Acquisition of Shares Held by Minority Holders

     The shares of minority holders may be acquired by certain statutory procedures under the Companies Act including upon the approval of an arrangement with shareholders in a court supervised process and upon the acquisition of 90% or more of the issued shares or class of shares. Such procedures include:

  A scheme of arrangement under the Companies Act. Such a scheme could be effected upon the agreement of Foster Wheeler Ltd. and of holders of common shares or preferred shares, representing in the aggregate a majority in number and at least 75% in value of the common or preferred shareholders present and voting at a court ordered meeting held to consider the scheme. The scheme must then be sanctioned by the Bermuda Supreme Court. If such a scheme receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares or preferred shares could be compelled to sell their shares under the terms of the scheme.

  If an acquiring party is a company, by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries.

  If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Bermuda Supreme Court (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

  Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Bermuda Supreme Court for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.
Anti-Takeover Provisions

     Foster Wheeler Ltd.’s bye-laws have provisions that could have an anti-takeover effect. These provisions of the bye-laws are summarized below.

     Foster Wheeler Ltd.’s board of directors is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors and not by the shareholders. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

     Foster Wheeler Ltd.’s board of directors consists of not less than three nor more than twenty persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be elected.

     At any annual general meeting of shareholders, the only business that may be conducted is as shall have been brought before the meeting by or at the direction of the board or by any shareholder who complies with certain notice procedures. To be timely for inclusion in Foster Wheeler Ltd.’s proxy statement, a shareholder’s notice of a shareholder proposal must be received not less than 120 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual general meeting. To be timely for consideration at the annual meeting of shareholders, a shareholder’s notice must be received no less than 45 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year’s annual meeting. Under Bermuda law, not less than one hundred shareholders, or shareholders holding at least 5% of the voting power of Foster Wheeler Ltd., may require Foster Wheeler Ltd. give notice of a resolution that may properly be moved at an annual general meeting, or to circulate to shareholders entitled to notice of any meeting a statement with respect to any proposed resolution or business to be dealt with at that meeting.

     Subject to the terms of any other class of shares in issue, any action required or permitted to be taken by the holders of Foster Wheeler Ltd.’s common shares must be taken at a duly called annual or special general meeting of shareholders unless taken by written consent of all holders of voting shares. Under the bye-laws, special general meetings may only be called by a majority of the entire board of directors. Under Bermuda law, a special general meeting must also be called upon the request of shareholders holding at least 10% of the paid up capital of a company carrying the right to vote. The bye-laws of Foster Wheeler Ltd. provide that any action to be taken at such a shareholder meeting would require the approval of 100% of the shares eligible to vote at such meeting.

     Foster Wheeler Ltd.’s board of directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of issue of a class or series, to from time to time issue any other classes or series of shares with the designations, rights, preferences, limitations and voting rights, if any, as they consider fit. The board of directors could authorize the issuance of preferred shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the voting shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

     Certain business combinations between Foster Wheeler Ltd. and an interested member are prohibited. Specifically, business combinations between an interested member and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of the outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

     “Business combinations” is defined broadly to include amalgamations or consolidations with Foster Wheeler Ltd. or its subsidiaries, sales or other dispositions of assets having an aggregate value of 10% or more of the aggregate market value of the consolidated assets, aggregate market value of all outstanding shares, consolidated earning power or consolidated net income of Foster Wheeler Ltd., adoption of a plan or proposal for liquidation and most transactions that would increase the interested member’s proportionate share ownership in Foster Wheeler Ltd.

     “Interested member” is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd.

Certain Provisions of Bermuda Law

     Foster Wheeler Ltd. has been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows Foster Wheeler Ltd. to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on its ability to transfer funds, other than funds denominated in Bermuda dollars, in and out of Bermuda or to pay dividends to United States residents who are holders of Foster Wheeler Ltd.’s shares.

     The Bermuda Monetary Authority has given its consent for the issue and free transferability of all the shares of Foster Wheeler Ltd. to and between non-residents of Bermuda for exchange control purposes, provided a class of shares of Foster Wheeler Ltd. are: (1) listed on an appointed stock exchange, which includes the New York Stock Exchange; (2) quoted in the “Pink Sheets”; or (3) quoted on the OTC Bulletin Board. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to performance or creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of Foster Wheeler Ltd.’s business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

     In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity, for example as a trustee, certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, Foster Wheeler Ltd. is not bound to investigate or see to the execution of any such trust. Foster Wheeler Ltd. will take no notice of any trust applicable to any of its shares, whether or not it has been notified of such trust.

DESCRIPTION OF THE WARRANTS

     The Class A warrants and the Class B warrants have the same terms except where specifically noted. Unless specifically noted, we refer to them together as the warrants. Each warrant, upon the circumstances described in this prospectus, entitles its owner to purchase a specified number of common shares, as described in this section, for $9.378 per common share issuable thereunder. The warrants are currently exercisable.

For a detailed description of the terms of the offers please see “Description of the Offers.” The description of the warrants contained in this section does not describe the complete terms of the offer.

Exercise of Warrants

     A warrant may be exercised by completing and signing the appropriate form on the warrant and mailing or delivering the warrant to Mellon Investor Services LLC, the warrant agent, in time to reach the warrant agent by the expiration date of the warrants, accompanied by payment of the full exercise price. Payment of the exercise price must be made in United States funds (by certified check, cash or bank draft) payable to the order of Foster Wheeler Ltd. Common shares will be issued as soon as practicable after exercise and payment of the exercise price.

     The warrants are currently exercisable, subject to the satisfaction of the conditions described above and, in the case of the Class A warrants, must be exercised on or before September 24, 2009 and, in the case of the Class B warrants, on or before September 24, 2007, subject to extension as described below under “—Shelf Registration.”

     If you wish to participate in either offer, you must complete the applicable letter of transmittal. Please see “Description of the Offers — Procedures for Exercising Your Warrants.”

Common Shares Issuable under the Warrants

     We have reserved a sufficient number of common shares for issuance upon exercise of the warrants, and such common shares, when issued in accordance with the terms of the warrants, will be fully paid and non assessable.

     Each Class A warrant is exercisable for approximately 1.6841 common shares and each Class B warrant is exercisable for approximately 0.0723 common shares, in each case, subject to adjustment. See “—Dilution”.

Dilution

     As long as any warrants remain outstanding, common shares to be issued upon the exercise of warrants will be adjusted in the event of one or more splits, consolidations, amalgamation, subdivisions, readjustments or reclassifications. In the event of any of the foregoing, the remaining number of common shares still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of common shares outstanding and the exercise price per share shall be decreased or increased as the case may be in the same proportion. The warrants contain provisions protecting against dilution resulting from the sale of additional common shares at a price less than the exercise price of the warrants.

Voting and Dividends

     The holders of the warrants as such are not entitled to vote, to receive dividends or to exercise any of the rights of holders of shares of common shares for any purpose until such warrants shall have been duly exercised and payment of the exercise price shall have been made. There is no market for the warrants and there is no assurance that any such market will ever develop.

Shelf Registration

     We have agreed to use our best efforts to maintain, at all times during which the warrants are exercisable, the registration statement of which this prospectus is a part relating to the offer and sale of common shares underlying the warrants for the benefit of the warrant holders. In certain circumstances, the exercisability of the warrants may be suspended. The expiration date of the warrants will be extended for a period equal to the aggregate time during which a registration statement is not available to the holders of the warrants once they become exercisable. In addition, if the registration statement is unavailable at any time during the 30 business days preceding the expiration date, then the expiration date will be extended so that the registration statement is available during the 30 consecutive business days preceding the expiration date as so extended. We will promptly notify the holders of the warrants of any extensions.

Global Form

     The Class A warrants were issued initially in book entry form under a global warrant certificate issued to the Depository Trust Company, or DTC, pursuant to a warrant agreement between us and Mellon Investor Services LLC, as the warrant agent. Beneficial interests in the global warrant certificate may be exchanged for warrant certificates in definitive form by the holder of such interest upon receipt by the warrant agent of written instructions or other form of instructions as is customary for the DTC. We initially appointed the principal office of the warrant agent as the location at which warrants may be surrendered for exercise, transfer or exchange.

     The Class B warrants were issued under the warrant agent’s direct registration system.

Warrant Agent

     Mellon Investor Services LLC has been appointed as the warrant agent under the warrant agreement governing the warrants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material U.S. federal income tax considerations of the acquisition and ownership of common shares (which we refer to as shares) to holders who hold such shares as capital assets and who acquire such shares upon the exercise of the Class A warrants or the Class B warrants (which we refer to as warrants) also held as capital assets. This description also addresses the material U.S. federal income tax considerations of the offers to holders of the warrants. This description does not purport to address the potential tax considerations that may be material to a holder based on his or her particular situation and does not address the tax considerations applicable to holders that may be subject to special tax rules, such as:

  financial institutions;

  insurance companies;

  real estate investment trusts;

  regulated investment companies;

  grantor trusts;

  tax-exempt organizations;

  dealers or traders in securities or currencies;

  holders that hold shares or warrants as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar;

  holders that actually or constructively own or will own 10 percent or more of our voting stock; or

  a Non-U.S. Holder (as defined below) that is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”

     Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the acquisition and ownership of shares or warrants. Holders should consult their tax advisors with respect to the application of the U.S. tax laws, to their particular situation.

     This description is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein. For purposes of this description, a U.S. Holder is a beneficial owner of shares or warrants who for U.S. federal income tax purposes is:

  an individual who is a citizen or resident of the United States;

  a corporation created or organized in or under the laws of the United States or any State thereof, including the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust if (1) it validly elects to be treated as a United States person for U.S. federal income tax purposes or (2)(a) its administration is subject to the primary supervision of a court within the United States and (b) one or more United States persons have the authority to control all of its substantial decisions.

     A Non-U.S. Holder is a beneficial owner of shares or warrants that is not a United States person and not a partnership for U.S. federal income tax purposes. If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the shares or warrants, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner should consult its own tax advisor as to the application of the U.S. tax laws to its particular situation.

U.S. Holders

The Offers

     If you participate in the offers in accordance with the procedures set forth in this prospectus, we intend to treat your participation for U.S. federal income tax purposes as resulting in a deemed exchange of your existing warrants for new warrants with terms that reflect the terms of the offers, and to treat the exchange as a “recapitalization” with respect to which (i) you would not recognize any gain or loss and (ii) your basis in the new warrants would equal your basis in your existing warrants immediately prior to the deemed exchange. If you do not participate in the offers, we intend to treat the offers as not resulting in any U.S. federal income tax consequences to you. The remainder of this summary assumes such treatment of participating and non-participating holders. However, because the federal tax consequences of the offers are unclear, there can be no assurance in this regard and alternative characterizations are possible that would require you to recognize taxable income. For example, if you are a participating holder, it is possible that any additional shares issued to you in connection with your exercise of warrants pursuant to the offers could be characterized as a fee or other taxable consideration paid by us in exchange for your participation in the offers. Under such characterization, you would recognize ordinary income equal to the fair market value of the additional shares received upon your exercise of warrants. In addition, participation in the offers could be treated as resulting in a deemed dividend to you under section 305 of the Code. You are urged to consult your tax advisor regarding the potential tax consequences of the offers to you in your particular situation, including the consequences of possible alternative characterizations.

     Assuming the recapitalization treatment described above, if you are a participating holder, you will be required to file with your U.S. federal income tax return for the year in which the recapitalization occurs a statement setting forth certain information relating to your existing warrants (including basis information) and any new warrants that you are deemed to receive in exchange for your existing warrants, and to maintain permanent records containing such information.

Ownership of Common Shares

Exercise of Warrants

     Except as described above under “The Offers”, gain or loss generally will not be recognized by a U.S. Holder upon the exercise of warrants. The basis of a U.S. Holder in common shares acquired pursuant to the exercise of a warrant will equal the sum of the holder’s basis in the warrant plus the exercise price paid to acquire those shares. The holder’s holding period for the shares will begin on the day following the date of exercise.

Distributions

     We have no intention of paying any dividends on our common shares in the foreseeable future. If we were to pay dividends in the future on our common shares, they would be subject to U.S. federal income tax in the manner described below.

     Subject to the passive foreign investment company rules discussed below, if you are a U.S. Holder, the gross amount of any distribution made to you with respect to your shares would be includible in your income as dividend income to the extent paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, such dividends would not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders with respect to dividends received from a U.S. corporation. To the extent, if any, that the amount of any distribution exceeded our current and accumulated earnings and profits as determined under U.S. federal income tax principles, it would be treated first as a tax-free return of your adjusted tax basis in your shares and thereafter as capital gain. We do not maintain calculations of earnings and profits under U.S. federal income tax principles.

     If you are a U.S. Holder, subject to the succeeding sentence, any dividends paid to you with respect to your shares would generally be treated as foreign source income, which may be relevant in calculating your foreign tax credit limitation. However, as long as 50 percent or more of our stock, by vote or value, is actually or constructively owned by U.S. Holders, a portion of such dividends would (subject to a de minimis exception) be treated as U.S. source income to the extent paid out of earnings and profits from U.S. sources. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, for taxable years beginning before December 31, 2006, any dividends that we distribute generally would constitute “passive income,” or, in the case of certain U.S. Holders, “financial services income.” For taxable years beginning after December 31, 2006, any dividends we distribute generally will constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.”

     Effective for tax years through 2008, certain dividend income received by non-corporate U.S. taxpayers from domestic corporations or “qualified foreign corporations” is eligible to be taxed at reduced rates, subject to a holder’s satisfaction of certain significant holding period and other applicable requirements. Dividends paid by a foreign corporation (other than a passive foreign investment company) that is not otherwise a qualified foreign corporation are treated as paid by a qualified foreign corporation if the stock with respect to which the dividend is paid is listed on a registered national securities exchange or on the Nasdaq National Market. Our common shares are currently listed on the Nasdaq National Market. Accordingly, dividends, if any, paid by us on our common shares for tax years through 2008 would be eligible to be taxed at reduced rates if our common shares are listed on the Nasdaq National Market at the time the dividends are paid and we are not a passive foreign investment company. As described above, we do not anticipate paying any dividends on our common shares in the foreseeable future.

Sale or Exchange of Common Shares

     If you are a U.S. Holder, you generally will recognize gain or loss on the sale or exchange of your shares equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your shares.

     Subject to the passive foreign investment company rules discussed below, any gain or loss recognized on the sale or exchange of shares generally will be capital gain or loss. Capital gain of a non-corporate U.S. Holder is eligible to be taxed at reduced rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by you generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.

Passive Foreign Investment Company Rules

     We believe that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, and thus that the shares should not be treated as stock of a PFIC. This conclusion, however, is a factual determination that is made annually and thus is uncertain and may be subject to change. If the shares were treated as stock of a PFIC, gain realized on the sale or other disposition of the shares would in general not be treated as capital gain. Instead, you would be treated as if you had realized such gain, as well as certain “excess distributions” (if any) received on the shares, ratably over your holding period for the shares and the warrants, as calculated for purposes of the PFIC rules, and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, and subject to an interest charge in respect of the tax attributable to each such year.

     In addition, dividends, if any, paid by us in any taxable year in which we are a PFIC would not be eligible to be taxed at reduced rates as described above under “Distributions,” even if they otherwise would qualify for such reduced rates by reason of our common shares being listed on a registered national securities exchange or on the Nasdaq National Market.

Non-U.S. Holders

The Offers

     If you are a Non-U.S. Holder, you generally would not be subject to U.S. federal income or withholding tax in connection with the offers under the recapitalization treatment described above under “U.S. Holders _ The Offers.” You are urged to consult your tax advisor regarding the potential tax consequences of the offers to you in your particular situation, including the consequences of possible alternative characterizations.

Ownership of Common Shares

     Subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” if you are a Non-U.S. Holder, any dividends on shares paid to you generally would not be treated as effectively connected with the conduct of a trade or business in the United States and would be exempt from U.S. federal income tax, including withholding tax, unless you:

  have an office or other fixed place of business in the United States to which the dividend income is attributable, and derive the dividend income in the active conduct of a banking, financing or similar business within the United States.

     In addition, subject to the discussion below under “U.S. Backup Withholding Tax and Information Reporting Requirements,” you generally will not be subject to U.S. federal income or withholding tax on any income or gain realized on the sale, exchange or retirement of shares unless:

  such income or gain is effectively connected with your conduct of a trade or business in the United States; or

  you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

U.S. Backup Withholding Tax and Information Reporting Requirements

     Information reporting generally will apply to payments of dividends on the shares and proceeds from the sale or exchange of shares or warrants made within the United States to a holder, other than an exempt recipient, including a corporation, a payee that is not a United States person that provides an appropriate certification and certain other persons. If information reporting applies to any such payment, a payor will be required to withhold backup withholding tax from the payment if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements.

     The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of shares or warrants. You should consult your own tax advisor concerning the tax consequences to you, in your particular situation, of owning common shares or warrants.

PLAN OF DISTRIBUTION

     This prospectus relates to up to 9,893,037 common shares to be delivered by Foster Wheeler upon the exercise of up to 4,114,517 of its Class A warrants and 35,180,454 of its Class B warrants, collectively, the warrants, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal.

     Foster Wheeler Ltd. will issue or cause to be delivered the common shares to which this prospectus relates, to holders of warrants upon the exercise of such warrants promptly following the expiration date. No underwriters, dealers or agents will participate in the distribution of the common shares.

LEGAL MATTERS

The validity of the common shares will be passed upon by special Bermuda counsel, Conyers Dill & Pearman.

EXPERTS

     The consolidated financial statements of Foster Wheeler Ltd. as of December 31, 2004 and December 26, 2003 and for each of the three years in the period ended December 31, 2004 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2004 incorporated in this prospectus by reference to Foster Wheeler Ltd.’s annual report on form 10-K/A for the year ended December 31, 2004 have been so incorporated in reliance on the reports (which contain explanatory paragraphs regarding Foster Wheeler Ltd.’s adoption of Statement of Financial Accounting Standards, or SFAS No. 142, “Goodwill and other Intangible Assets” as described in Note 2 to the consolidated financial statements, Foster Wheeler Ltd’s restatement of its financial statements as described within the first paragraph of Note 2 to the consolidated financial statements, and for the substantial doubt about Foster Wheeler Ltd.’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Foster Wheeler Holdings Ltd. and Foster Wheeler LLC as of December 31, 2004 and December 26, 2003 and for each of the three years in the period ended December 31, 2004 incorporated in this prospectus by reference to Foster Wheeler Ltd.’s annual report on Form 10-K/A for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains explanatory paragraphs regarding Foster Wheeler Holdings Ltd.’s and Foster Wheeler LLC’s adoption of SFAS No. 142, as described in Note 3 to the consolidated financial statements, Foster Wheeler Holdings Ltd’s and Foster Wheeler LLC’s restatement of its financial statements as described within the first paragraph of Note 3 to the consolidated financial statements, and for the substantial doubt about Foster Wheeler Holdings Ltd.’s and Foster Wheeler LLC’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of:
  Foster Wheeler International Holdings, Inc. as of December 31, 2004 and December 26, 2003 and for each of the three years in the period ended December 31, 2004;

  Foster Wheeler International Corporation as of December 31, 2004 and December 26, 2003 and for each of the three years in the period ended December 31, 2004;

  Foster Wheeler Europe Limited as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004;

  Financial Services S.a.r.l. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004;

  FW Hungary Licensing Limited Liability Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004; and

  FW Netherlands C.V. as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004,

incorporated in this prospectus by reference to Foster Wheeler Ltd.’s annual report on Form 10-K/A for the year ended December 31, 2004 have been so incorporated in reliance on the reports (which each contain an explanatory paragraph regarding the substantial doubt about the ability of each entity to continue as a going concern as described in Note 2 to each of the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information included in the registration statement. For further information about us, the warrants and our common shares, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements in this prospectus concerning the contents of any document filed as an exhibit to the registration statement are not necessarily complete. You should refer to the copies of these documents filed as exhibits to the registration statement for a more complete understanding of the matter involved. Each statement concerning these documents is qualified in its entirety by such reference.

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference room at 100 F Street NE, Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any documents we file in the future with the Securities and Exchange Commission, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that we have registered for sale under the registration statement of which this prospectus forms a part:

  Our Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 31, 2005, as amended by Form 10-K/A filed on May 20, 2005;

  Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2005 filed on May 11, 2005;

  Our Quarterly Report on Form 10-Q for the quarter ended July 1, 2005 filed on August 10, 2005;

  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 filed on November 9, 2005;

  Our Current Reports on Form 8-K filed on January 18, 2005, January 31, 2005, March 29, 2005, April 5, 2005, May 2, 2005, May 16, 2005, May 25, 2005, June 2, 2005, June 30, 2005, July 6, 2005, October 14, 2005, November 11, 2005, November 14, 2005, November 16, 2005 and December 28, 2005; and

  The description of our common shares contained in our Registration Statement on Form 8-A filed on May 31, 2005 (File No. 000-50740).

     Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the Securities and Exchange Commission will be incorporated by reference into, or otherwise included in, this prospectus.

     You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at:

Foster Wheeler Ltd.
Perryville Corporate Park
Clinton, New Jersey 08809-4000
Attn: Lisa Fries Gardner
Telephone: (908) 730-4000
Facsimile: (908) 730-5300

ENFORCEMENT OF CIVIL LIABILITIES

     Foster Wheeler Ltd. is a Bermuda company. As a result, it may be difficult for you to effect service of process within the United States or to enforce judgments obtained against it in United States courts. Foster Wheeler Ltd. has irrevocably agreed that it may be served process with respect to actions based on offers and sales of securities made in the United States by having Foster Wheeler LLC, Perryville Corporate Park, Clinton, New Jersey 08809-4000, be the United States agent appointed for that purpose.

     Foster Wheeler Ltd. has been advised by Bermuda special counsel, Conyers Dill & Pearman, that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Bermuda. It has also been advised by Conyers Dill & Pearman that a final and conclusive judgment obtained in a court in the United States under which a sum of money is payable as compensatory damages may be the subject of an action in the Supreme Court of Bermuda under the common law doctrine of obligation. Such an action should be successful upon proof that the sum of money is due and payable, and without having to prove the facts supporting the underlying judgment, as long as:

(1)	the court that gave the judgment was competent to hear the action in accordance with private international law principles as applied by the courts in Bermuda; and

(2)	the judgment is not contrary to public policy in Bermuda, was not obtained by fraud or in proceedings contrary to natural justice of Bermuda and is not based on an error in Bermuda law.

     A Bermuda court may impose civil liability on Foster Wheeler Ltd., or its directors or officers in a suit brought in the Supreme Court of Bermuda against it or such persons with respect to a violation of U.S. federal securities laws, provided that the facts surrounding such violation would constitute or give rise to a cause of action under Bermuda law.

The Warrant Agent for the offers is:

Mellon Investor Services LLC

By Mail:	Facsimile Transmission:	By Hand or Overnight Courier:

P.O. Box 3301	480 Washington Blvd.	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Mail Drop - Reorg	New York, NY 10271
Attn: Reorganization Dept.	Jersey City, NJ 07310	Attn: Reorganization Dept.
Attn: Reorganization Dept.

The Information Agent for the offers is:

Morrow & Co., Inc.
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (800) 662-5200
Stockholders Call Toll Free: (800) 607-0088
E-mail: fw.info@morrowco.com

No person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information and representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Foster Wheeler since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

FOSTER WHEELER LTD.